Exhibit 4.13

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

Dated as of June 26, 2015

among

ABENGOA YIELD PLC,
as the Borrower,

The Guarantors from Time to Time Party Hereto,

HSBC BANK PLC,
as Administrative Agent,

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED,
as Collateral Agent,

The Lenders Party Hereto,

BANK OF AMERICA, N.A.,
as Global Coordinator and Documentation Agent for the Tranche B Facility,

BANCO SANTANDER, S.A.,
BANK OF AMERICA, N.A.,
CITIGROUP GLOBAL MARKETS LIMITED,
HSBC BANK PLC, and
RBC CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Bookrunners
for the Tranche A Facility and the Tranche B Facility,

and

BARCLAYS BANK PLC,
as Joint Lead Arranger and Joint Bookrunner for the Tranche B Facility

TABLE OF CONTENTS

Section	Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	2
1.02	Other Interpretive Provisions	37
1.03	Accounting Terms	37
1.04	Rounding	38
1.05	Times of Day; Rates	38
1.06	Currency Equivalents Generally	38
1.07	Effect of Amendment and Restatement	38

ARTICLE II
THE COMMITMENTS AND BORROWINGS

2.01	The Loans	40
2.02	Borrowings, Conversions and Continuations of Loans	40
2.03	Prepayments	41
2.04	Termination or Reduction of Commitments	44
2.05	Repayment of Loans	44
2.06	Interest	44
2.07	Fees	45
2.08	Computation of Interest and Fees	46
2.09	Evidence of Debt	46
2.10	Payments Generally; Administrative Agent’s Clawback	47
2.11	Sharing of Payments by Lenders	49
2.12	Defaulting Lenders	50
2.13	Increase in Commitments.	51

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	53
3.02	Illegality	58
3.03	Inability to Determine Rates	59
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	60
3.05	Compensation for Losses	62
3.06	Mitigation Obligations; Replacement of Lenders	63
3.07	Survival	63
3.08	VAT	63

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWINGS

4.01	Conditions of Initial Tranche A Borrowing	64
4.02	Conditions of Initial Tranche B Borrowing	68
4.03	Conditions to All Borrowings	72

Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	73
5.02	Authorization; No Contravention	73
5.03	Governmental Authorization; Other Consents	73
5.04	Binding Effect	74
5.05	Financial Statements; No Material Adverse Effect	74
5.06	Litigation	74
5.07	No Default	75
5.08	Ownership of Property; Liens; Investments	75
5.09	Environmental Compliance	75
5.10	Insurance	76
5.11	Taxes	76
5.12	ERISA Compliance	76
5.13	Subsidiaries; Equity Interests; Loan Parties	77
5.14	Margin Regulations; Investment Company Act	77
5.15	Disclosure	78
5.16	Compliance with Laws	78
5.17	Intellectual Property; Licenses, Etc.	78
5.18	Solvency	78
5.19	Collateral Documents	78
5.20	OFAC; Anti-Terrorism	79
5.21	Foreign Corrupt Practices Act, Etc.	79
5.22	Anti-Corruption Laws	79

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	80
6.02	Certificates; Other Information	81
6.03	Notices	83
6.04	Payment of Obligations	84
6.05	Preservation of Existence, Center of Main Interests and Establishments, Etc.	84
6.06	Maintenance of Properties	84
6.07	Maintenance of Insurance	84
6.08	Compliance with Laws	85
6.09	Books and Records	85
6.10	Inspection Rights	85
6.11	Use of Proceeds	85
6.12	Covenant to Guarantee Obligations and Give Security	85
6.13	Compliance with Environmental Laws	88
6.14	Further Assurances	88
6.15	Interest Rate Hedging	90
6.16	Information Regarding Collateral	90
6.17	Material Contracts	91
6.18	Maintenance of Listing	91
6.19	Debt Rating	91

ii	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	91
7.02	Indebtedness	93
7.03	Investments	96
7.04	Fundamental Changes	97
7.05	Dispositions	97
7.06	Restricted Payments	98
7.07	Change in Nature of Business	99
7.08	Transactions with Affiliates	99
7.09	Burdensome Agreements	99
7.10	Use of Proceeds	99
7.11	Financial Covenants	99
7.12	Anti-Corruption Laws	100
7.13	Sanctions	100
7.14	Amendments of Organization Documents	100
7.15	Accounting Changes	100
7.16	Prepayments, Etc. of Indebtedness	100
7.17	Amendment, Etc. of Indebtedness	100
7.18	Residency Undertaking	100

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	101
8.02	Remedies upon Event of Default	103
8.03	Application of Funds	104

ARTICLE IX
AGENTS

9.01	Appointment and Authority	104
9.02	Rights as a Lender	105
9.03	Exculpatory Provisions	105
9.04	Reliance by Agents	107
9.05	Delegation of Duties	108
9.06	Resignation of Agents	108
9.07	Non-Reliance on Agents and Other Lenders	110
9.08	No Other Duties, Etc.	110
9.09	Collateral Agent May File Proofs of Claim; Credit Bidding	110
9.10	Collateral and Guaranty Matters	111
9.11	Secured Hedge Agreements	112
9.12	Financial Services and Markets Act	112
9.13	Parallel Debt	113

iii	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ARTICLE X
GUARANTY

10.01	Guaranty.	114
10.02	Rights of Lenders.	115
10.03	Certain Waivers.	115
10.04	Obligations Independent.	115
10.05	Subrogation.	115
10.06	Termination; Reinstatement.	116
10.07	Subordination.	116
10.08	Stay of Acceleration.	116
10.09	Condition of Borrower.	116
10.10	Keepwell.	116
10.11	Mexican Guarantors.	117
10.12	Spanish Guarantee Limitations.	117

ARTICLE XI
MISCELLANEOUS

11.01	Amendments, Etc.	118
11.02	Notices; Effectiveness; Electronic Communications	120
11.03	No Waiver; Cumulative Remedies; Enforcement	122
11.04	Expenses; Indemnity; Damage Waiver	122
11.05	Payments Set Aside	124
11.06	Successors and Assigns	125
11.07	Treatment of Certain Information; Confidentiality	129
11.08	Right of Setoff	130
11.09	Interest Rate Limitation	130
11.10	Counterparts; Integration; Effectiveness	131
11.11	Survival of Representations and Warranties	131
11.12	Severability	131
11.13	Replacement of Lenders	132
11.14	Governing Law; Jurisdiction; Etc.	132
11.15	WAIVER OF JURY TRIAL	134
11.16	Special Provisions Regarding Enforcement Under the Laws of Spain	134
11.17	Judgment Currency	135
11.18	No Advisory or Fiduciary Responsibility	136
11.19	Electronic Execution of Assignments and Certain Other Documents	137
11.20	USA PATRIOT Act	137

SIGNATURES		S-1

iv	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

SCHEDULES

2.01	Commitments, Applicable Percentages and HMRC DT Treaty Passport Scheme Information
5.03	Certain Authorizations
5.05	Supplement to Interim Financial Statements
5.08(b)	Existing Liens
5.08(c)	Existing Investments
5.13	Subsidiaries and Other Equity Investments; Loan Parties
7.02(a)(iii)	Existing Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Assignment and Assumption
C	Note
D	Compliance Certificate
E	Administrative Questionnaire
F	Guarantor Accession Agreement
G	Solvency Certificate
H	Increase Joinder
I	South African Cession

v	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (this “Agreement”) is entered into as of June 26, 2015 by and among ABENGOA YIELD PLC, a company incorporated in England and Wales with company number 8818211 (the “Borrower”), the Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), HSBC BANK PLC, as Administrative Agent, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as Collateral Agent, BANK OF AMERICA, N.A., as global coordinator and documentation agent for the Tranche B Facility referred to below (in such capacity, the “Global Coordinator”), BANCO SANTANDER, S.A., BANK OF AMERICA, N.A., CITIGROUP GLOBAL MARKETS LIMITED, HSBC BANK PLC and RBC CAPITAL MARKETS1 as joint lead arrangers and joint bookrunners for the Tranche A Facility referred to below (in such capacity, the “Tranche A Arrangers”) and,  together with BARCLAYS BANK PLC, as joint lead arranger and joint bookrunner for the Tranche B Facility (in such capacity, the “Tranche B Arrangers”).

PRELIMINARY STATEMENTS:

The Borrower, each Guarantor party thereto, each lender party thereto, the Administrative Agent, the Collateral Agent and the Tranche A Arrangers are party to that certain Credit and Guaranty Agreement, dated as of December 3, 2014 (as amended as of April 24, 2015, the “Existing Credit Agreement”) pursuant to which the lenders party thereto agreed to extend a revolving credit facility to the Borrower of up to US$125,000,000 in the aggregate to provide financing for general corporate purposes of the Borrower, including the acquisition in the ordinary course of business and from time to time of business entities primarily engaged in the line of business conducted by the Borrower and its Subsidiaries as of December 3, 2014 (any such acquisition, an “Acquisition”).

The Borrower has requested that the Tranche B Lenders extend a revolving credit facility to the Borrower of up to US$330,000,000 in the aggregate to provide financing for (a) general corporate purposes of the Borrower, including Acquisitions and (b) to pay costs, fees and expenses related to the Tranche B Facility (including the amendments to the Tranche A Facility made by this Agreement and the Loan Documents executed in connection herewith).

Each Tranche A Lender party to the Existing Credit Agreement has indicated its willingness to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement and the other Loan Documents (as hereinafter defined).

The parties hereto intend that this Agreement and the Loan Documents executed in connection herewith not effect a novation of the obligations of the Borrower and the other Loan Parties under the Existing Credit Agreement but merely a restatement and, where applicable, an amendment, to the terms governing said obligations.

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

In consideration of the mutual covenants and agreements herein contained, the parties hereto have agreed to amend and restate the Existing Credit Agreement in its entirety as hereinafter set forth:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” has the meaning specified in the Preliminary Statements.

“Administrative Agent” means HSBC Bank plc in its capacity as administrative agent under any of the Loan Documents, or any successor or permitted assignee thereof in the capacity of administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent, and each individually, an “Agent”.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Percentage” means (a) in respect of the Tranche A Facility, with respect to any Tranche A Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche A Facility represented by such Tranche A Lender’s Tranche A Commitment at such time and (b) in respect of the Tranche B Facility, with respect to any Tranche B Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche B Facility represented by such Tranche B Lender’s Tranche B Commitment at such time.  If the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, or if the Commitments under any Facility have expired, then the Applicable Percentage of each Lender in respect of such Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

2	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Applicable Rate” means in respect of (a) the Tranche A Facility, 1.75% per annum for Base Rate Loans and 2.75% per annum for Eurodollar Rate Loans or, during the Reference Abengoa Acquisition Pending Period, 2.75% per annum for Base Rate Loans and 3.75% per annum for Eurodollar Rate Loans and (b) the Tranche B Facility, 1.50% per annum for Base Rate Loans and 2.50% per annum for Eurodollar Rate Loans or, during the Reference Abengoa Acquisition Pending Period, 2.50% per annum for Base Rate Loans and 3.50% per annum for Eurodollar Rate Loans.

“Appropriate Lender” means, at any time, with respect to any of the Tranche A Facility or the Tranche B Facility, a Lender that has a Commitment with respect to such Facility or holds a Tranche A Loan or a Tranche B Loan, respectively, at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means the Tranche A Arrangers and the Tranche B Arrangers.

“ASSA Acquisition Date” has the meaning specified in Section 6.14(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS, and (b) in respect of any sale and leaseback transaction of such Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS if such lease or other agreement or instrument were accounted for as a Capitalized Lease Obligation.

“Audited Financial Statements” means, with respect to any fiscal year of the Borrower and its Subsidiaries, the audited consolidated balance sheet of the Borrower and its Subsidiaries for such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means (a) in respect of the Tranche A Facility, the period from and including the Tranche A Closing Date to the earliest of (i) the Tranche A Maturity Date, (ii) the date of termination of the Tranche A Commitments pursuant to Section 2.04, and (iii) the date of termination of the commitment of each Tranche A Lender to make Tranche A Loans pursuant to Section 8.02, and (b) in respect of the Tranche B Facility, the period from and including the Tranche B Closing Date to the earliest of (i) the Tranche B Maturity Date, (ii) the date of termination of the Tranche B Commitments pursuant to Section 2.04, and (iii) the date of termination of the commitment of each Tranche B Lender to make Tranche B Loans pursuant to Section 8.02.

3	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Average Life” means, as of any date of determination, with respect to any Indebtedness, the quotient obtained by dividing:  (a) the sum of the products of the number of years (rounding to the nearest one-twelfth of one year) from the date of determination to the dates of each remaining scheduled principal payment (including the payment at final maturity) of such Indebtedness multiplied by the amount of such payment, by (b) the sum of all such payments.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent) as the U.S.  “prime rate”, and (c) the Eurodollar Rate plus 1.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III:  A global regulatory framework for more resilient banks and banking systems”, “Basel III:  International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks:  assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Tranche A Borrowing or a Tranche B Borrowing, as the context may require.

 “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, London, England, New York City, United States, Madrid, Spain, the jurisdiction where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“CAFD” means, for any Measurement Period and without duplication, Distributed Cash received by the Borrower from its Subsidiaries minus all cash expenses of the Borrower (other than Debt Service Obligations and transaction costs), in each case during such Measurement Period.

4	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Capital Stock”  means any and all shares, interests, participations or other equivalents (however denominated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding any Convertible Debt Securities.

“Capitalized Lease Obligation” means, with respect to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS; provided that any obligations of the Borrower or any other Loan Party either existing on the Tranche A Closing Date or created prior to any recharacterization (a) that were not included on the consolidated balance sheet of the Borrower as capital lease obligations and (b) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under the Loan Documents (including the calculation of CAFD) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Cash Equivalents” means:

(a) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United States, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credits of the relevant member state of the European Union or the United States, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the Borrower’s option;

(b) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of twelve (12) months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States or any state thereof, Switzerland or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

5	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

(d) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(e) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clause (a) through (d) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following, in each case, without the consent of all Lenders:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), including Abengoa S.A. at any time following the Reference Abengoa Acquisition, acquiring or controlling:

(i) more than 50% of the Voting Rights; or

(ii) Borrower’s right to appoint and/or remove all or the majority of the members of the Borrower’s board of directors or other governing body, in each case whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of Voting Rights, contract or otherwise; or

(b) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan).

“Closing Date” means the Tranche A Closing Date or the Tranche B Closing Date, as the context may require.

6	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means HSBC Corporate Trustee Company (UK) Limited in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, each Pledge Agreement, each supplemental pledge agreement, Guarantor Accession Agreement or other similar agreement delivered to the Collateral Agent pursuant to Section 6.12, the Intercreditor Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Tranche A Commitment or a Tranche B Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), in each case substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C.  § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

 “Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with IFRS, as shown on the financial statements most recently delivered pursuant to Section 6.01(a) or Section 6.03(b).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

7	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Convertible Debt Securities” means any debt securities or similar instruments convertible into Capital Stock.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Debt Rating” means, as of any date of determination, the rating as determined by any Rating Agency (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debt Service Coverage Ratio” means as of any date of determination, the ratio of:  (a) the aggregate amount of the CAFD for the most recent Measurement Period for which financial statements are in existence; to (b) the aggregate amount of Debt Service Obligations of the Borrower and its Subsidiaries (other than Non-Recourse Subsidiaries), without duplication, for the most recent Measurement Period for which financial statements are in existence.  For purposes of this definition, (i) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate, (ii) in the event that the Borrower or any of its Subsidiaries incurs, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Debt Service Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Debt Service Coverage Ratio is made (the “DSCR Calculation Date”), then the Debt Service Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, redemption, repayment, retirement or extinguishment of Indebtedness; provided that for purposes of making the computation referred to above, Investments, Acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS) that have been made by the Borrower or any of its Subsidiaries during the Measurement Period or subsequent to such Measurement Period and on or prior to or simultaneously with the DSCR Calculation Date shall be calculated giving Pro Forma Effect to all such Investments, Acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in CAFD resulting therefrom); provided further that if since the beginning of such period any Person that subsequently became a Subsidiary of the Borrower or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such period shall have made any Investment, Acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Debt Service Coverage Ratio shall be calculated giving Pro Forma Effect thereto for such period, (iii) whenever Pro Forma Effect is to be given to an Investment, Acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the U.S.  Securities and Exchange Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the Acquisition which is being given Pro Forma Effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six (6) months following any such Acquisition, including the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Borrower on any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Borrower’s chief financial officer and another Responsible Officer which states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer’s Certificate at the time of such execution and (C) that any related incurrence of Indebtedness is permitted pursuant to this Agreement, and (iv) if any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the DSCR Calculation Date had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness).

8	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Debt Service Obligations” means, for any Measurement Period, the sum of all amounts payable by the Borrower and its Subsidiaries (other than Non-Recourse Subsidiaries), without duplication, in respect of principal and Interest Expense on Indebtedness for Borrowed Money during such Measurement Period.

“Debtor Relief Laws” means the Bankruptcy Code, the Insolvency Act of 1986 of the United Kingdom, the Insolvency Rules of 1986 of the United Kingdom, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Rate) applicable to a Eurodollar Rate Loan plus 1% per annum; provided, however, that with respect to a Base Rate Loan, the Default Rate shall be an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 1% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

9	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is, or whose government is, the subject or target of any Sanctions, including, as of the date hereof, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distributed Cash” means cash and Cash Equivalents distributed by the Non-Recourse Subsidiaries, directly or indirectly, to the Borrower in respect of the Equity Interests of the Non-Recourse Subsidiaries owned, directly or indirectly, by the Borrower (other than (x) dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash Investments, or cash Investments that were not intended to be used by a Non-Recourse Subsidiary for capital expenditures or for operational purposes, by the Borrower or any of its Subsidiaries in a Non-Recourse Subsidiary and (y) withholding Taxes and amounts subject to, or reasonably expected to be subject to repatriation requirements) consisting of:  (a) dividends; (b) capital redemptions; (c) subordinated Indebtedness interest or principal repayments; and (d) the proceeds of any loan to the Borrower from a Subsidiary of the Borrower; provided that, (i) to the extent permitted by Non-Recourse Indebtedness arrangements to which such Subsidiary is a party, the payment obligation of the Borrower under such loan is subordinated to the prior payment in full of the Loans and (ii) any repayment of such loan prior to the Tranche A Maturity Date is immediately succeeded by (A) entering into a substantially similar arrangement for an equal or greater amount; (B) payment of a dividend in an equal or greater amount than such loan by the lender to the Borrower or a Guarantor; or (C) redemption of capital stock of the lender and remittance of the proceeds of such redemption in an equal or greater amount as such loan; provided, further, that cash distributions pursuant to clauses (a) through (d) above shall only be included in Distributed Cash to the extent that (1) such cash is generated from the operations of a Non-Recourse Subsidiary in the ordinary course of its business and (2) the distribution of such cash is permitted by the Contractual Obligations governing the Non-Recourse Indebtedness of the applicable Non-Recourse Subsidiary.

10	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Dollar” and “US$” mean lawful money of the United States.

“Eligible Assignee” means any Lender, Affiliate of a Lender, Approved Fund or financial institution that meets the requirements to be an assignee under Section 11.06(b)(iii), 11.06(b)(iv) and 11.06(b)(v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.  For the purposes of this definition, “capital stock” shall include all common stock, preferred stock and other equity-like interests (including trust and usufruct rights) howsoever described.

“Equity Pledgor” means the Borrower and any other Subsidiary of the Borrower (other than a Non-Recourse Subsidiary) holding Equity Interests, either directly or indirectly, in any Guarantor from time to time; provided that in no event shall an individual holding nominal shares (without special or additional rights to those granted to other holders of Equity Interests or preferential rights in such Guarantor) be an Equity Pledgor.

11	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Equity Offering” means any sale or offering for cash by the Borrower of Capital Stock of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the London Interbank Offered Rate (“LIBOR”) or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by ICE Benchmark Administration Ltd. or an entity which has replaced ICE Benchmark Administration Ltd. for the purposes of providing such quotations as may be designated from time to time by the Administrative Agent) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, determined two Business Days prior to such date for U.S.  Dollar deposits with a term of one month commencing that day;

12	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

provided that to the extent a successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Net Cash Proceeds” has the meaning specified in Section 2.03(b)(i).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.10 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than, with respect to a Tranche A Loan or Tranche A Commitment, on the Tranche A Closing Date, and with respect to a Tranche B Loan or Tranche B Commitment, on the Tranche B Closing Date) or (B) such Lender changes its lending office, except in each case, to the extent that pursuant to Section 3.01(a)(ii) or 3.01(c), such amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any FATCA Deduction required to be made by a party to this Agreement.

13	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Facility” means the Tranche A Facility or the Tranche B Facility, as the context may require.

 “FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantially comparable and not materially more onerous to comply with); any current or future regulations or official interpretations thereof; any applicable intergovernmental agreements between a non-U.S.  jurisdiction and the United States with respect thereto; any law, regulation, or other official guidance enacted in a non-U.S. jurisdiction relating to an intergovernmental agreement related thereto; and any agreements entered into pursuant to Section 1471(b) of the Code.

“FATCA Application Date” means:

(a) in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), July 1, 2014;

(b) in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), January 1, 2017; or

(c) in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, January 1, 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to HSBC on such day on such transactions as determined by the Administrative Agent.

14	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Fee Letters” means (a) the letter agreement, dated December 3, 2014, among the Borrower and the Tranche A Arrangers, (b) the letter agreement, dated June 26, 2015, among the Borrower and the Tranche A Lenders, (c) the letter agreement, dated June 26, 2015, among the Borrower and the Tranche B Arrangers, (d) the letter agreement, dated May 28, 2015, between the Borrower and Bank of America, N.A., (e) the letter agreement, dated December 3, 2014, between the Borrower and the Administrative Agent, and (f) the letter agreement, dated December 3, 2014, between the Borrower and the Collateral Agent.

“FSMA” means the Financial Services and Markets Act 2000 of the United Kingdom.

 “Foreign Lender” means a Lender that is resident or organized under laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Global Coordinator” has the meaning specified in the introductory paragraph hereto.

“Governmental Authority” means the government of the United States, the United Kingdom or any other jurisdiction, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, department, instrumentality, ministry, regulatory body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation or undertaking, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof, to protect such obligee against loss in respect thereof in whole or in part, or to maintain working or equity capital of the primary obligee or otherwise maintain the net worth or solvency of such obligee, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

15	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Guarantor Accession Agreement” means a guarantee accession agreement, substantially in the form of Exhibit F, delivered pursuant to Section 6.12.

“Guarantors” means, collectively, (a) Abengoa Concessions Infrastructures, S.L.U., Abengoa Concessions Peru S.A., Abengoa Solar Holdings USA Inc., Abengoa Solar US Holdings Inc. and ACT Holding, S.A. de C.V., (b) each other direct or indirect Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or Guarantor Accession Agreement pursuant to Section 6.12 and (c) with respect to (i) Obligations owing by any Loan Party (other than the Borrower) or any Subsidiary of a Loan Party under any Secured Hedge Agreement and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means, collectively, the Guaranty made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty and Guarantor Accession Agreement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into an interest rate or foreign exchange Swap Contract required or permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“HMRC” means Her Majesty’s Revenue & Customs of the United Kingdom.

“HSBC” means HSBC Bank plc, its Affiliates and their successors.

“HSBC CTC” means HSBC Corporate Trustee Company (UK) Limited.

“IFRS” means international financial reporting standards and interpretations of such standards adopted by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower or any Guarantor (other than a Non-Recourse Subsidiary) that, as of the last day of the fiscal quarter of the Borrower most recently ended, (a) (i) did not have assets with a value in excess of 2.5% of the Consolidated Total Assets of the Borrower and (ii) did not have revenues representing in excess of 2.5% of total Distributed Cash received by the Borrower as of such date, (b) when taken together with all other Immaterial Subsidiaries as of such date, (i) did not have assets with a value in excess of 5% of the Consolidated Total Assets of the Borrower and (ii) did not have revenues representing in excess of 5% of total Distributed Cash received by the Borrower as of such date, (c) is not liable, directly or indirectly, for any Indebtedness of any other Person (including any Affiliates) and (d) the assets of which (if any) are free from any Liens.  Each Immaterial Subsidiary as of the Closing Date shall be set forth in part (e) of Schedule 5.13.

16	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Impacted Loans” has the meaning assigned to such term in Section 3.03.

“Increase Effective Date” has the meaning assigned to such term in Section 2.13(a).

“Increase Joinder” has the meaning assigned to such term in Section 2.13(a).

“Incremental Commitment” has the meaning assigned to such term in Section 2.13(a).

 “incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or to extend the maturity of, or become responsible for, the payment of such Indebtedness; provided, however, that neither (a) the accrual of interest, (b) the accretion of original issue discount nor (c) an increase in the outstanding amount of Indebtedness caused solely by fluctuations in the exchange rates of currencies shall be considered an incurrence of Indebtedness.  The terms “incurrence” and “incurring” have corresponding meanings.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(a) Indebtedness for Borrowed Money;

(b) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts that are (i) payable in the ordinary course of business and (ii) not overdue by more than thirty (30) days);

(c) net obligations of such Person under any Swap Contract (determined by reference to the Swap Termination Value thereof);

(d) all Attributable Indebtedness in respect of Capitalized Lease Obligations and sale and leaseback transactions of such Person; and

(e) all Guarantees of such Person in respect of any of the foregoing;

provided that the obligations of the Borrower under the Reference Abengoa Swap Agreement shall for all purposes under the Loan Documents not be treated as “Indebtedness” so long as they remain unsecured (whether by the Collateral or by other property) and are not Guaranteed by any Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

17	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Indebtedness for Borrowed Money” means, as to any Person at a particular time, without duplication, all indebtedness accounted for as indebtedness for borrowed money in accordance with IFRS, including

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; and

(b) the principal component of obligations of such Person in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Pledge Agreements” has the meaning specified in Section 4.01(a)(iii).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of  April 24, 2015, by and among the Borrower, the Guarantors from time to time party thereto, the Agents and the other Secured Parties (including Hedge Banks) and other Persons from time to time party thereto.

“Interest Expense” means, with respect to the Borrower and its Subsidiaries (other than Non-Recourse Subsidiaries) for any period, without duplication, the sum of:  (a) consolidated interest expense of the Borrower and its Subsidiaries (other than Non-Recourse Subsidiaries) for such period (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees or bankers acceptances, (iii) the interest component of Capitalized Lease Obligations and in respect of sale and leaseback transactions, (iv) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Contracts (including Secured Hedge Agreements), and (v) any tax gross-up, Eurodollar reserves and other additional amounts and excluding (1) annual agency fees paid to the administrative agents and collateral agents under any credit facilities, (2) costs associated with obtaining Swap Contracts (including Secured Hedge Agreements) and breakage costs in respect of Swap Contracts (including Secured Hedge Agreements), (3) penalties and interest relating to Taxes, (4) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (5) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (6) any expensing of bridge, commitment and other financing fees and any other fees related to any acquisitions after the Closing Date, (7) commissions, discounts, yield and other fees and charges (including any interest expense) related to any securitization facility and (8) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus (b) consolidated capitalized interest of the Borrower and its Subsidiaries (other than Non-Recourse Subsidiaries) for such period, whether paid or accrued.  For purposes of this definition, interest in respect of sale and leaseback transactions shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such sale and leaseback transaction in accordance with IFRS.

18	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of such Loan.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter, or such other period (not to exceed six months) as may be agreed to by the Borrower, the Administrative Agent and the Lender of such Eurodollar Rate Loan (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Loan shall extend beyond the Maturity Date of such Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

19	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“IRS” means the United States Internal Revenue Service.

“ITA” shall mean the United Kingdom Income Tax Act 2007.

“Judgment Currency” has the meaning specified in Section 11.17.

“Judgment Currency Conversion Date” has the meaning specified in Section 11.17.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defences of setoff or counterclaim; and

(c) similar principles, rights and defences under the laws of any relevant jurisdiction.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

20	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Leverage Ratio” means, as of any date of determination, without duplication, the ratio of (a) Indebtedness of the Borrower and its Subsidiaries, (other than Non‑Recourse Subsidiaries), as of such date to (b) CAFD for the most recently completed Measurement Period.  For purposes of this definition, (i) in the event that the Borrower or any of its Subsidiaries incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Leverage Ratio is made (the “Leverage Ratio Calculation Date”), then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter period; provided that for purposes of making the computation referred to above, Investments, Acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS) that have been made by the Borrower or any of its Subsidiaries during the Measurement Period or subsequent to such Measurement Period and on or prior to or simultaneously with the Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, Acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in CAFD resulting therefrom) had occurred on the first day of the Measurement Period; provided further that if since the beginning of such period any Person that subsequently became a Subsidiary of the Borrower or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such period shall have made any Investment, Acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable Measurement Period, (ii) whenever pro forma effect is to be given to an Investment, Acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the U.S.  Securities and Exchange Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the Acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six (6) months following any such Acquisition, including the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Borrower on any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Borrower’s chief financial officer and another Responsible Officer which states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer’s Certificate at the time of such execution and (C) that any related incurrence of Indebtedness is permitted pursuant to this Agreement, and (iii) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness); provided that for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.

21	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limitation Acts” means the Limitation Act 1980 of the United Kingdom and the Foreign Limitation Periods Act 1984 of the United Kingdom and any analogous limitation statutes of any other applicable jurisdiction.

“Loan” means a Tranche A Loan or a Tranche B Loan, as the context may require.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes (if any), (c) the Collateral Documents, (d) the Intercreditor Agreement and (e) the Fee Letters.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon or with respect to:  (a) the operations, business, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) the rights and remedies of any Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) the validity or priority of the security interests purported to be granted to any of the Secured Parties under the Collateral Documents.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of US$50,000,000 or more in any year or in the aggregate, or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person; provided that any instrument or agreement evidencing or creating a Lien to secure Non‑Recourse Indebtedness shall not constitute a Material Contract.

“Material Non-Recourse Subsidiary” means any Non-Recourse Subsidiary (with respect to Sections 8.01(e), 8.01(f) and 8.01(g), individually or together with any other Non-Recourse Subsidiary in respect of which an Event of Default of the type set forth in such Sections has occurred and is continuing) that made Restricted Payments, directly or indirectly through a Guarantor or otherwise, to the Borrower in an amount equal to or greater than 20% of the Distributed Cash during the most recently completed Measurement Period.

“Maturity Date” means the Tranche A Maturity Date or the Tranche B Maturity Date, as the context may require.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or, if fewer than four consecutive fiscal quarters of the Borrower have been completed as of such date of determination, the fiscal quarters of the Borrower that have been completed by such date; provided that, for purposes of determining an amount of any item included in the calculation of a financial covenant for the fiscal quarter ended March 31, 2015, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.

22	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Mexican Guarantor” means each Guarantor organized under Mexican law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds.

(b) with respect to the incurrence or issuance of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.

“Net Debt Issuance Proceeds” means an amount equal to (a) any cash proceeds received by the Borrower in connection with Indebtedness incurred by the Borrower as a result of the issuance and sale of any debt security or similar instrument (including Convertible Debt Securities) pursuant to Section 7.02(a)(xi), minus (b) any reasonable costs, fees and expenses incurred by the Borrower in connection with the incurrence of such Indebtedness.

“Net Equity Issuance Proceeds” means, with respect to any Equity Offering, an amount equal to (a) any cash proceeds received by the Borrower in connection with any Equity Offering minus (b) reasonable costs, fees and expenses incurred by the Borrower in connection with the consummation of such Equity Offering.

23	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Non-Consenting Lender” means (a) any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders, (b) any Tranche A Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Tranche A Lenders or all affected Tranche A Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Tranche A Lenders, or (c) any Tranche B Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Tranche B Lenders or all affected Tranche B Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Tranche B Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means any Indebtedness of a Non-Recourse Subsidiary or its holding company if, and so long as, such Indebtedness meets the requirements of clause (a)(i), (a)(ii) or (b) below:

(a)               (i)      Such Indebtedness is incurred solely to pay the purchase price of any property to be owned by such Non-Recourse Subsidiary and is secured solely by a Lien in such property or such Indebtedness is incurred solely for the purpose of financing or refinancing the acquisition, construction or improvement by such Non-Recourse Subsidiary of any such property to be subject to the relevant Lien or Liens existing or created at the time of acquisition, construction or improvement, in each case, to the extent that the instruments governing such Indebtedness provide that the lender(s) thereof have no recourse (whether direct or indirect) against the Borrower and its other Subsidiaries for the payment of such Indebtedness other than (A) in respect of the property securing such Indebtedness (with customary exceptions, including recourse for fraud, waste, misapplication of insurance or condemnation proceeds, environmental liabilities (solely to the extent caused by such non-recourse Person) and completion guarantees and undertakings) and (B) Liens on the Equity Interests of such Subsidiary pursuant to a Non-Recourse Indebtedness Pledge Agreement; or

(ii) (A) The sole obligor of such Indebtedness is a corporation or other entity (a “Specified Entity”) formed solely for the purpose of owning (or owning and operating) property which is (or may be) subject to one or more Liens of the type described in paragraph (a)(i) above, (B) such Specified Entity owns no other material property, and (C) the collateral provided by the Borrower and its Subsidiaries with respect to such Indebtedness (if any) consists solely of property owned directly by such Specified Entity and/or the Equity Interests of such Specified Entity.

24	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

(b) Any:  (i) liabilities and other obligations arising under or resulting from completion or performance guarantees, completion undertakings, cost overrun support, base and contingent or other equity funding commitments (whether in the form of capital contributions or loans or other extensions of credit) or support in respect of debt service and other reserves, in each case provided by any holder of Equity Interests in a Non‑Recourse Subsidiary for the benefit of any Non-Recourse Subsidiary in connection with any Indebtedness of a Non-Recourse Subsidiary, (ii) agreements by any holder of Equity Interests in a Non-Recourse Subsidiary to provide corporate, management, marketing, administrative, technical, services related to shared facilities, marketing, engineering, procurement, construction, operation and/or maintenance services to any Non-Recourse Subsidiary on an arm’s length basis (and any liability or other obligations of such holding company of such Non-Recourse Subsidiary under such agreement), or (iii)  any agreement to reimburse or otherwise compensate any Person in respect of any liability or obligation referenced in (i) and (ii).

“Non-Recourse Indebtedness Pledge Agreement” means any share, debt or cash collateral pledge agreement (or other types of agreements or instruments with similar effect) entered into by a Loan Party for the sole purpose of pledging the Equity Interests of, or debt issued by, a Non-Recourse Subsidiary as collateral security in support of Non-Recourse Indebtedness, or pledging cash as collateral security to secure Non-Recourse Indebtedness (other than Non‑Recourse Indebtedness meeting the requirements of clause (a) of the definition thereof).

“Non-Recourse Subsidiary” means (a) any Subsidiary of Borrower that (i) (A) is the owner, lessor and/or operator of one or more Projects, (B) the lessee or borrower in respect of Non-Recourse Indebtedness financing one or more Projects, and/or (C) develops or constructs one or more Projects, (ii) has no Subsidiaries and owns no material assets other than those assets or Subsidiaries necessary for the ownership, leasing, development, construction or operation of such Projects and (iii) has no Indebtedness other than intercompany Indebtedness (to the extent expressly permitted under Section 7.02) and Non-Recourse Indebtedness and (b) any Subsidiary of the Borrower (i) that directly or indirectly owns of all or a portion of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above, (ii) that has no Subsidiaries other than Subsidiaries which meet the qualifications set forth in clause (a) or clause (b)(i) above, (iii) that owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Projects, (iv) whose Equity Interests are not pledged or otherwise subject to any Lien, other than pursuant to a pledge or other Lien existing on the Tranche B Closing Date (and then for Indebtedness that has been repaid), and (v) that has no Indebtedness other than unsecured intercompany Indebtedness (to the extent expressly permitted under Section 7.02 and Non-Recourse Indebtedness).

“Note” means a Tranche A Note or a Tranche B Note, as the context may require.

“Obligation Currency” has the meaning specified in Section 11.17.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided, that in respect of a Spanish Guarantor, the term “Obligations” shall not include any obligation or liability to the extent that securing those obligations or liabilities would cause a breach of the financial assistance limitations provided in articles 143.2 and 150 of the Spanish Capital Companies Act (“Ley de Sociedades de Capital”).

25	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by a Responsible Officer of such Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S.  jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, including as a result of such Recipient being managed or controlled, or having its seat of management, being engaged in a trade or business, or having a permanent establishment, office, fixed base or branch or similar connections in such jurisdiction (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parallel Debt” has the meaning specified in Section 9.13(b).

26	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub.  L.  107‑56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permanent Reduction Amount” has the meaning set forth in Section 2.03(b)(v).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, consortium, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreements” means the Initial Pledge Agreements and, upon its delivery pursuant to Section 6.14(b), the South African Pledge Agreement, together with each pledge agreement delivered pursuant to Section 6.12.

“Pledged Collateral” means Pledged Debt and Pledged Equity Interests.

“Pledged Debt” means the Indebtedness subject to, and with respect to which a Lien is purported to be created under, each Pledge Agreement.

“Pledged Equity Interests” means the Equity Interests subject to, and with respect to which a Lien is purported to be created under, each Pledge Agreement.

“Process Agent” means any Person appointed as agent by the Borrower, or any other Person to receive on behalf of itself and its property services of copies of summons and complaint or any other process which may be served in connection with any action or proceeding before any court arising out of or relating to this Agreement or any of the other Loan Documents that is governed by the laws of the State of New York, to which it is a party, including CT Corporation.

27	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Pro Forma Effect” means with respect to any event or circumstance (including any:  (a) Disposition, (b) adverse litigation, (c) incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or (c) Investment, Acquisition, merger, amalgamation, consolidation and discontinued operation), the effect of such event or circumstance as if such had occurred on the first day of the Measurement Period in which such event or circumstance occurred.

“Prohibited Person” means any Person (a) listed on, or owned or controlled by a Person listed on, the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identification List and the List of Foreign Sanctions Evaders maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, or a Person acting on behalf of such a Person, (b) located or resident in or organized under the Laws of a Designated Jurisdiction, or is owned or controlled by, or acting on behalf of a Person located in or organized under the Laws of, a Designated Jurisdiction, or (c) who otherwise is, or is owned or controlled by a Person who is, currently a subject or target of any Sanctions.

“Project” means property or other assets consisting of renewable energy, conventional power, electric transmission and water installation projects, in each case regardless of whether commercial or residential in nature.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding US$10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Lender” means:

(a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is

(i) a Lender:  (A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or (B) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

28	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

(ii) a Lender which is:  (A) a company resident in the United Kingdom for United Kingdom tax purposes; or (B) a partnership each member of which is (x) a company so resident in the United Kingdom; or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii) a Treaty Lender; or

(b) is a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.

“Rating Agency” means any of S&P, Moody’s or Fitch, any of their respective successors or, if any of the foregoing is not in existence, another internationally recognized rating agency which is reasonably acceptable to the Administrative Agent.

“Recipient” means any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Abengoa Acquisition” means any transaction or series of related transactions upon consummation of which Abengoa S.A. ceases to control more than 50% of the Voting Rights.

“Reference Abengoa Acquisition Pending Period” means, if the Reference Abengoa Acquisition has not been consummated by September 30, 2015, the period commencing from and including October 1, 2015 and ending on the date, if any, on which the Reference Abengoa Acquisition is consummated.

“Reference Abengoa Swap Agreement” means the Currency Hedge Agreement between Abengoa, S.A. and the Borrower, dated as of May 12, 2015, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Refinance” means, in respect of any Indebtedness, to refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; and provided, still further, that the terms “Refinances”, “Refinanced” and “Refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

29	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Register” has the meaning specified in Section 11.06(c).

“Regulation” has the meaning specified in Section 5.01.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the administrators, managers, partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Relevant Party” has the meaning specified in Section 3.08(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Tranche A Lenders” means, at any time, Tranche A Lenders holding more than 50% of the sum of the (a) Tranche A Outstanding Amount and (b) aggregate unused Tranche A Commitments; provided that the unused Tranche A Commitment of, and the portion of the Tranche A Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche A Lenders.

“Required Tranche B Lenders” means, at any time, Tranche B Lenders holding more than 50% of the sum of the (a) Tranche B Outstanding Amount and (b) aggregate unused Tranche B Commitments; provided that the unused Tranche B Commitment of, and the portion of the Tranche B Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche B Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, in the case of a Loan Party incorporated under the laws of England and Wales, a director and, in the case of any other Loan Party, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be prima facie presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be prima facie presumed to have acted on behalf of such Loan Party.

30	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment or (b) any payment made to service intercompany Indebtedness incurred by an Affiliate of the Borrower that is not a Loan Party.

“Sanctions” means any trade, economic or financial sanctions Laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

“Sanctions Authorities” means:

(a) the United States government;

(b) the United Nations;

(c) the European Union;

(d) the United Kingdom; or

(e) the respective Governmental Authorities of any of the foregoing, including OFAC, the United Nations Security Council, the United States Department of State and Her Majesty’s Treasury.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw‑Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any interest rate or foreign exchange Swap Contract required or permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank and which is secured by the Collateral.

“Secured Obligations” means the Obligations plus all liabilities, obligations, covenants and duties of any Loan Party arising with respect to any Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Secured Obligations shall exclude any Excluded Swap Obligations.

31	Abengoa Yield – Amended and Restated
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“Secured Parties” means, collectively, the Agents, the Lenders, any Hedge Bank in respect of a Secured Hedge Agreement, each co-agent or sub-agent appointed by any Agent from time to time pursuant to Section 9.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Senior Notes” means the 7.000% senior notes due 2019 issued pursuant to the Indenture, dated as of November 17, 2014, among the Borrower, as issuer, and The Bank of New York Mellon, as trustee, outstanding as of the date hereof in the amount of US$255,000,000.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) in the case of a Person which is a company incorporated under the laws of England and Wales, that Person is not deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 of the United Kingdom (as amended from time to time).  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“South African Exchange Control Approval” means the written approval of the Financial Surveillance Department of the South African Reserve Bank.

“South African Pledge Agreement” has the meaning specified in Section 6.14(b).

“Spanish Guarantor” shall mean each Guarantor that is organized under Spanish law.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.10).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

32	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Supplier” has the meaning specified in Section 3.08(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that the Reference Abengoa Swap Agreement shall for all purposes under the Loan Documents not be treated as a “Swap Contract” so long as the obligations of the Borrower thereunder remain unsecured (whether by the Collateral or by other property) and are not Guaranteed by any Person.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Confirmation” shall mean, with respect to the Borrower, a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either (i) a company resident in the United Kingdom for United Kingdom tax purposes; or (ii) a partnership each member of which is (A) a company so resident in the United Kingdom; or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

33	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Tax Deduction”  shall mean a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Reduction Amount” has the meaning set forth in Section 2.03(b)(vi).

“Threshold Amount” means:

(a) with respect to any Loan Party and any Subsidiary thereof (other than any Non-Recourse Subsidiary), US$75,000,000; and

(b) with respect to any Non-Recourse Subsidiary, US$100,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and aggregate principal amount of outstanding Loans of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tranche A Arrangers” has the meaning specified in the introductory paragraph hereto.

“Tranche A Borrowing” means a borrowing consisting of simultaneous Tranche A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Tranche A Lenders, pursuant to Section 2.01(a).

“Tranche A Closing Date” means December 22, 2014.

“Tranche A Commitment” means, as to each Tranche A Lender, its obligation to make Tranche A Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche A Lender’s name on Schedule 2.01 under the caption “Tranche A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Tranche A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche A Facility” means, at any time, the aggregate amount of the Tranche A Lenders’ Tranche A Commitments at such time, which shall not exceed US$125,000,000.

“Tranche A Lender” means, at any time, a Lender that at such time has a Tranche A Commitment or holds Tranche A Loans.

34	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Tranche A Loan” means a loan made by any Tranche A Lender under the Tranche A Facility.

“Tranche A Maturity Date” means December 22, 2018.

“Tranche A Note” means a promissory note made by the Borrower in favor of a Tranche A Lender evidencing Tranche A Loans made by such Tranche A Lender, substantially in the form of Exhibit C.

“Tranche A Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Tranche A Loans after giving effect to any borrowings and prepayments or repayments of Tranche A Loans occurring on such date.

“Tranche B Arrangers” has the meaning specified in the introductory paragraph hereto.

“Tranche B Borrowing” means a borrowing consisting of simultaneous Tranche B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Tranche B Lenders, pursuant to Section 2.01(b).

“Tranche B Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 11.01.

 “Tranche B Commitment” means, as to each Tranche B Lender, its obligation to make Tranche B Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche B Lender’s name on Schedule 2.01 under the caption “Tranche B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Tranche B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche B Facility” means, at any time, the aggregate amount of the Tranche B Lenders’ Tranche B Commitments at such time, which shall not exceed US$330,000,000.

“Tranche B Lender” means, at any time, a Lender that at such time has a Tranche B Commitment or holds Tranche B Loans.

“Tranche B Loan” means a loan made by any Tranche B Lender under the Tranche B Facility.

“Tranche B Maturity Date” means the date that is thirty (30) months after the Tranche B Closing Date.

“Tranche B Note” means a promissory note made by the Borrower in favor of a Tranche B Lender evidencing Tranche B Loans made by such Tranche B Lender, substantially in the form of Exhibit C.

35	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Tranche B Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Tranche B Loans after giving effect to any borrowings and prepayments or repayments of Tranche B Loans occurring on such date.

“Treaty Lender” shall mean, with respect to the Borrower, a Lender that:  (a) is treated as a resident of a jurisdiction having a double taxation agreement with the United Kingdom that makes provision for full exemption from tax on payments of interest imposed by the United Kingdom, and (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

 “UK Insolvency Proceeding” means any moratorium of any indebtedness is declared, the making of any petition or application, or the making of any order, for the appointment of any administrator, receiver, administrative receiver, provisional liquidator, special manager or liquidator  or the giving of any notice of any intention to appoint an administrator in accordance with the requirements of Schedule B1 of the Insolvency Act 1986 or the passing of any resolution for the appointment of any administrator or liquidator or the commencement of a scheme of arrangement under part 26 or part 27 of the  Companies Act 2006 or any voluntary arrangement provided that the making of any winding up petition which is frivolous and vexatious and is discharged, stayed or dismissed within 14 days of commencement shall not constitute a UK Insolvency Proceeding.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“U.S. Tax Obligor” means a Loan Party some or all of whose payments under the Loan Documents are from sources within the U.S. for U.S. federal income tax purposes.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“VAT Recipient” has the meaning specified in Section 3.08(b).

36	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

“Voting Rights” means the right generally to vote at a general meeting of shareholders of the Borrower (irrespective of whether or not, at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified or ratified (subject to any restrictions on such amendments, supplements, modifications or ratifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements for the fiscal year ended December 31, 2014, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and the other Loan Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof.

37	Abengoa Yield – Amended and Restated
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(b) Changes in IFRS.  If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.

1.04 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Greenwich Mean Time or British Summer Time, as applicable.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.06 Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Article II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

38	Abengoa Yield – Amended and Restated
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1.07 Effect of Amendment and Restatement.

(a) The Lenders hereby direct the Agents to execute and deliver this Agreement and to take all action as shall be necessary or appropriate to carry out the intent and to accomplish the purpose of this Agreement (including executing and delivering any Increase Joinders in accordance with Section 2.13).

(b) As of the Tranche B Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement.  In furtherance of the foregoing, each of the Borrower, the Guarantors and the Tranche A Lenders acknowledge and agree that:  (i) this Agreement amends and restates and supersedes and replaces the Existing Credit Agreement; (ii)  all Loans (as defined in the Existing Credit Agreement) outstanding on the Tranche B Closing Date shall be allocated among the Tranche A Lenders in accordance with their respective Applicable Percentages and the Loans under, and as defined in, the Existing Credit Agreement shall be deemed to be Tranche A Loans under this Agreement; and (iii) the execution and effectiveness of this Agreement does not constitute a novation, payment and reborrowing, or termination of the obligations under the Existing Credit Agreement as in effect prior to the date hereof; and all obligations of the Loan Parties in respect of the Loans under, and as defined in, the Existing Credit Agreement are in all respects continuing (as amended and restated and superseded and replaced hereby) with the terms only being modified as provided in this Agreement and in the other Loan Documents.

(c) On and after the Tranche B Closing Date, each reference in this Agreement and the other Loan Documents to “the Agreement”, “the Credit Agreement”, “the Credit and Guaranty Agreement”, “the Revolving Credit and Guaranty Agreement”, “thereunder”, “thereof” or words of like import referring to this Agreement, shall mean and be a reference to this Agreement.

(d) The Existing Credit Agreement, as amended and restated by this Agreement, and each of the other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, (i) the Collateral Documents and all of the Collateral described therein do, and shall continue to, secure the payment of all Secured Obligations of the Borrower under the Existing Credit Agreement, as amended and restated by this Agreement, the Secured Obligations of the Borrower under this Agreement, and of all Secured Obligations of the Borrower under the other Loan Documents, and of all other obligations stated under the Collateral Documents to be secured thereby and (ii) the Guaranty does, and shall continue to, guarantee the payment and performance of all Obligations of the Borrower under the Existing Credit Agreement, as amended and restated by this Agreement, and of all Obligations of the Borrower under the other Loan Documents, and of all other obligations stated under the Guaranty to be guaranteed thereby.

(e) The execution, delivery and effectiveness of this Agreement does not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

39	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ARTICLE II
THE COMMITMENTS AND BORROWINGS

2.01 The Loans.

(a) Tranche A Borrowings.  Subject to the terms and conditions set forth herein, each Tranche A Lender severally agrees to make Tranche A Loans to the Borrower from time to time, on any Business Day during the Availability Period for the Tranche A Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche A Lender’s Tranche A Commitment; provided, however, that after giving effect to any Tranche A Borrowing, the Tranche A Outstanding Amount shall not exceed the Tranche A Facility.  Within the limits of each Tranche A Lender’s Tranche A Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.03, and reborrow under this Section 2.01(a).  Tranche A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Tranche B Borrowings.  Subject to the terms and conditions set forth herein, each Tranche B Lender severally agrees to make Tranche B Loans to the Borrower from time to time, on any Business Day during the Availability Period for the Tranche B Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche B Lender’s Tranche B Commitment; provided, however, that after giving effect to any Tranche B Borrowing, the Tranche B Outstanding Amount shall not exceed the (i) Tranche B Facility or (ii) during the ten (10) Business Days following each date on which a prepayment of outstanding Tranche B Loans outstanding is required to be made pursuant to Section 2.03(b)(iii) by an amount equal to the Temporary Reduction Amount related to such prepayment, the Tranche B Facility less such Temporary Reduction Amount.  Within the limits of each Tranche B Lender’s Tranche B Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.03, and reborrow under this Section 2.01(b).  Tranche B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by a Committed Loan Notice.  Each such Committed Loan Notice must be received by the Administrative Agent not later than 9:30 a.m.  (A) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (B) two (2) Business Days prior to the requested date of any Borrowing of Base Rate Loans.  Each Borrowing under any Facility of, conversion to or continuation of Eurodollar Rate Loans thereunder shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof.  Each Borrowing under any Facility of or conversion to Base Rate Loans thereunder shall be in a principal amount of US$500,000 or a whole multiple of US$100,000 in excess thereof.  Each Committed Loan Notice shall specify (I) whether the Borrower is requesting a Tranche A Borrowing, a Tranche B Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (II) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (III) the principal amount of Loans to be borrowed, converted or continued, (IV) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (V) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Eurodollar Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

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(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Tranche A Loans or Tranche B Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurodollar Rate Loans described in Section 2.02(a).  In the case of a Tranche A Borrowing or a Tranche B Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m.  on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.03 (and (x) if such Borrowing is the initial Tranche A Borrowing, Section 4.01 (which conditions were satisfied on or prior to the Tranche A Closing Date), and (y) if such Borrowing is the initial Tranche B Borrowing, Section 4.02), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of HSBC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect in respect of any Facility.

2.03 Prepayments.

(a) Optional.  Subject to the last sentence of this Section 2.03(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay  Loans under any Facility in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 9:30 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) two (2) Business Days prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans under any Facility shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans under any Facility shall be in a principal amount of US$500,000 or a whole multiple of US$100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the Facility to be prepaid and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Loans under any Facility shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages in respect of such Facility.

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(b) Mandatory.

(i) If Net Cash Proceeds received on or after January 1, 2015 by any Loan Party from one or more Dispositions of any property (other than Dispositions of any property permitted by Section 7.05(a) or 7.05(b)) exceed during any calendar year an aggregate amount equal to US$5,000,000 (“Excess Net Cash Proceeds”), the Borrower shall prepay an aggregate principal amount of Loans in amount equal to the lesser of (x) the aggregate principal amount outstanding of the Loans and (y) the aggregate amount of such Excess Net Cash Proceeds within thirty (30) days after the date of receipt of such Excess Net Cash Proceeds by such Person (such prepayments to be applied as set forth in clause (v) below); provided, however, that, with respect to any Excess Net Cash Proceeds realized under a Disposition described in this Section 2.03(b)(i), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date that is thirty (30) days after the receipt of such Excess Net Cash Proceeds), and so long as no Default shall have occurred and be continuing, such Loan Party may reinvest (or definitively agree to reinvest pursuant to a firm written commitment therefor) all or any portion of such Excess Net Cash Proceeds in Acquisitions or capital assets used or useful for the business of the Borrower and its Subsidiaries, so long as within one year after the receipt of such Excess Net Cash Proceeds, or eighteen (18) months after the receipt of such Excess Net Cash Proceeds if such Loan Party has definitively agreed to reinvest such Excess Net Cash Proceeds pursuant to a firm written commitment therefor (as certified by the Borrower in writing to the Administrative Agent) within one year after its receipt thereof, such reinvestment shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Excess Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(i).  Prepayments of the Loans made pursuant to this clause (i) shall be applied in accordance with Section 2.03(b)(v).

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(ii) Upon the incurrence or issuance by the Borrower or any Subsidiary of the Borrower (other than any Non-Recourse Subsidiary) of any Indebtedness pursuant to Section 7.02(a)(xii) (including by the issuance and sale of any Convertible Debt Securities), the Borrower shall prepay the Loans in an amount equal to the lesser of (x) the aggregate principal amount outstanding of the Loans and (y) the aggregate amount of such Net Cash Proceeds received therefrom within three (3) Business Days after receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).  Prepayments of the Loans made pursuant to this clause (ii) shall be applied in accordance with Section 2.03(b)(v).

(iii) Upon (A) receipt by the Borrower of any Net Equity Issuance Proceeds or (B) receipt by the Borrower of any Net Debt Issuance Proceeds, the Borrower shall prepay the Tranche B Loans in an amount equal to the lesser of (x) the aggregate principal amount outstanding of the Tranche B Loans and (y) the aggregate amount of such Net Equity Issuance Proceeds or Net Debt Issuance Proceeds, as applicable, within three (3) Business Days after receipt thereof by the Borrower (such prepayments to be applied as set forth in clause (vi) below).

(iv) If for any reason the Tranche A Outstanding Amount at any time exceeds the Tranche A Facility at such time, the Borrower shall immediately prepay Tranche A Loans in an aggregate amount equal to such excess.  If for any reason the Tranche B Outstanding Amount at any time exceeds the Tranche B Facility at such time, the Borrower shall immediately prepay Tranche B Loans in an aggregate amount equal to such excess.

(v) Prepayments of the Loans made pursuant to clauses (i) and (ii) of this Section 2.03(b) shall be applied ratably to prepay the Loans outstanding under the Tranche A Facility and the Tranche B Facility on a pro rata basis based on the principal amount of Loans outstanding; and, in the case of prepayments of the Loans required pursuant to clause (i) of this Section 2.03(b) as a result of Dispositions of any property of Material Non-Recourse Subsidiaries, the amount remaining, if any, after the prepayment in full of all Loans outstanding at such time (the sum of such prepayment amounts and remaining amount being, collectively, the “Permanent Reduction Amount”), may be retained by the Borrower for use in the ordinary course of its business.

(vi) Prepayments of the Tranche B Loans made pursuant to clause (iii) of this Section 2.03(b) shall be applied ratably to the outstanding Tranche B Loans; and the amount remaining of Net Equity Issuance Proceeds or Net Debt Issuance Proceeds, if any, after the prepayment in full of all Tranche B Loans outstanding at such time (the sum of such prepayment amounts and remaining amount being, collectively, the “Temporary Reduction Amount”), may be retained by the Borrower for use in the ordinary course of its business.

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2.04 Termination or Reduction of Commitments.

(a) Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Tranche A Facility or the Tranche B Facility, or from time to time permanently reduce the Tranche A Facility or the Tranche B Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:30 a.m.  five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of US$10,000,000 or any whole multiple of US$1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Tranche A Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Tranche A Outstanding Amount would exceed the Tranche A Facility and (iv) the Borrower shall not terminate or reduce the Tranche B Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Tranche B Outstanding Amount would exceed the Tranche B Facility.

(b) Mandatory.  Each of the Tranche A Facility and the Tranche B Facility shall be automatically, permanently and ratably reduced on each date on which the prepayment of Loans outstanding thereunder is required to be made pursuant to Section 2.03(b)(i) in respect of Dispositions of any property of Material Non-Recourse Subsidiaries by an amount equal to the applicable Permanent Reduction Amount.

(c) Application of Commitment Reductions; Payment of Fees.

(i) The Administrative Agent will promptly notify the Tranche A Lenders of any termination or reduction of the Tranche A Commitments under this Section 2.04.  Upon any reduction of the Tranche A Commitments, the Tranche A Commitment of each Tranche A Lender shall be reduced by such Tranche A Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the Tranche A Facility accrued until the effective date of any termination of the Tranche A Facility shall be paid on the effective date of such termination.

(ii) The Administrative Agent will promptly notify the Tranche B Lenders of any termination or reduction of the Tranche B Commitments under this Section 2.04.  Upon any reduction of the Tranche B Commitments, the Tranche B Commitment of each Tranche B Lender shall be reduced by such Tranche B Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the Tranche B Facility accrued until the effective date of any termination of the Tranche B Facility pursuant to Section 2.04(a) or Section 2.04(b) shall be paid on the effective date of such termination.

2.05 Repayment of Loans.  The Borrower shall repay to the Tranche A Lenders on the Tranche A Maturity Date the aggregate principal amount of all Tranche A Loans outstanding on such date.  The Borrower shall repay to the Tranche B Lenders on the Tranche B Maturity Date the aggregate principal amount of all Tranche B Loans outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan under each Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under each Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

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(b)	(i)	If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any interest in respect of Loans outstanding under any Facility, or any commitment fee due in respect of any Facility, is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Tranche A Lenders (if such Facility is the Tranche A Facility) or the Required Tranche B Lenders (if such Facility is the Tranche B Facility), as the case may be, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) If any amount (other than principal of or interest on any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fees.

(i) The Borrower shall pay to the Administrative Agent for the account of each Tranche A Lender in accordance with its Applicable Percentage in respect of the Tranche A Facility, a commitment fee equal to 0.75% per annum times the actual daily amount by which the Tranche A Facility exceeds the Tranche A Outstanding Amount, subject to adjustment as provided in Section 2.12.  The commitment fee shall accrue at all times during the Availability Period for the Tranche A Facility, including at any time during which one or more of the conditions in Section 4.03 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Tranche A Closing Date, and on the last day of the Availability Period for the Tranche A Facility.

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(ii) The Borrower shall pay to the Administrative Agent for the account of each Tranche B Lender in accordance with its Applicable Percentage in respect of the Tranche B Facility, a commitment fee equal to 0.40% per annum times the actual daily amount by which the Tranche B Facility exceeds the Tranche B Outstanding Amount, subject to adjustment as provided in Section 2.12.  The commitment fee shall accrue at all times during the Availability Period for the Tranche B Facility, including at any time during which one or more of the conditions in Section 4.02 or Section 4.03 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Tranche B Closing Date, and on the last day of the Availability Period for the Tranche B Facility.

(b) Other Fees.  The Borrower shall pay to the Arrangers and the Agents for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.  The fees, costs and expenses payable to an Agent for services rendered and the performance of its obligations under this Agreement and the other Loan Documents shall not be abated by any remuneration or other amounts or profits receivable by the Agent (or by any of its Related Parties) in connection with any transaction effected by the Agent with or for any Lender or Abengoa S.A.  or any of its Subsidiaries.

2.08 Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid then if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be prima facie evidence of the interest rate or fee.

2.09 Evidence of Debt.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans under any Facility in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

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2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment under any Facility is due to the Administrative Agent for the account of the Appropriate Lenders for such Facility that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders for such Facility the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders for such Facility severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be prima facie evidence of the amount.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (iii) third, costs and expenses of the Arrangers and the Lenders (including fees, charges and disbursements of the advisors and, subject to Section 11.04(a), counsel to any of the Lenders).

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2.11 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender in respect of such Facility at such time to (ii) the aggregate amount of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender in respect of such Facility at such time to (ii) the aggregate amount of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders in such Facility, or make such other adjustments in respect of such Facility as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in respect of such Facility ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

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2.12 Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01 and in the definitions of “Required Lenders”, “Required Tranche A Lenders” and “Required Tranche B Lenders”.

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans under any Facility in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis in accordance with the Commitments under such Facility prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under such Facility hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

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(b) Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender in respect of any Facility, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders under such Facility or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans under such Facility to be held on a pro rata basis by the Lenders under such Facility in accordance with their Applicable Percentages under such Facility, whereupon such Lender will cease to be a Defaulting Lender in respect of any Facility; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender in respect of any Facility; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13 Increase in Commitments.

(a) Borrower Request.  Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower, up to two times only, may by written notice to the Administrative Agent elect to request an increase to the existing Tranche B Commitments (each, an “Incremental Commitment”), including by inviting Eligible Assignees to become Tranche B Lenders pursuant to a joinder agreement (each, an “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment, substantially in the form of Exhibit H.  Any such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any Tranche B Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.  Each Incremental Commitment shall be in an aggregate amount of US$10,000,000 or any whole multiple of US$500,000 in excess thereof (provided that such amount may be less than US$10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Tranche B Lenders’ Tranche B Commitments set forth in the definition of Tranche B Facility).

(b) Conditions.  Any Incremental Commitments shall become effective as of their applicable Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.03 shall be satisfied;

(ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on such Increase Effective Date;

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(iii) the representations and warranties contained in Article V and the other Loan Documents shall be (A) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification on and as of such Increase Effective Date, or (B) if such representation and warranty is not so qualified, true and correct in all material respects on and as of such Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13(b), the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01;

(iv) on a pro forma basis (assuming that the Incremental Commitments are fully drawn), the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 as of the end of the latest fiscal quarter for which internal financial statements are available;

(v) the Borrower shall make any breakage payments required pursuant to Section 3.05 in connection with any adjustment of Tranche B Loans pursuant to Section 2.13(d);

(vi) the Borrower shall deliver or cause to be delivered a certificate of each Loan Party dated as of such Increase Effective Date (in sufficient copies for each Tranche B Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification on and as of such Increase Effective Date, or (ii) if such representation and warranty is not so qualified, true and correct in all material respects on and as of such Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (2) no Default exists;

(vii) the Borrower shall cause to be delivered to each Lender making an Incremental Commitment any reliance letters that are necessary (as determined in good faith by the Administrative Agent or such Lender) for such Lender to rely on the legal opinions delivered pursuant to Section 4.02(a)(viii); and

(viii) the Administrative Agent has satisfied its “know your customer” requirements with respect to each Lender making an Incremental Commitment, provided that the Administrative Agent shall not unreasonably delay its determination of the satisfaction of “know your customer” requirements.

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(c) References in Other Loan Documents.  Unless otherwise specifically provided herein, all references in Loan Documents to Tranche B Loans shall be deemed, unless the context otherwise requires, to include references to Tranche B Loans made pursuant to Incremental Commitments made pursuant to this Agreement.  This Section 2.13 shall supersede any provisions in Section 2.11 or Section 11.01 to the contrary.

(d) Adjustment of Tranche B Loans.  On each Increase Effective Date, the Borrower shall prepay any Tranche B Loans outstanding on such Increase Effective Date (and pay any breakage costs required pursuant to Section 3.05) with the proceeds of the Tranche B Loans made by Tranche B Lenders acquiring an Incremental Commitment, to the extent necessary so that, after giving effect thereto, the Tranche B Loans outstanding are held by the Tranche B Lenders pro rata based on their Tranche B Commitments after giving effect to such Increase Effective Date.  If there is a new borrowing of Tranche B Loans on any Increase Effective Date, the Tranche B Lenders, after giving effect to such Increase Effective Date, shall make such Tranche B Loans in accordance with Section 2.01(b).

(e) Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such adjustment of Tranche B Loans or any Incremental Commitments.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of an Agent) require the deduction or withholding of any Tax from any such payment by an Agent or a Loan Party, then such Agent or Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) Subject to (iii) below, if any Loan Party or any Agent shall be required by any applicable Laws (including the Code) to withhold or deduct any Taxes from any payment, then (A) such Loan Party or Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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(b) Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to  such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be prima facie evidence.  Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be prima facie evidence.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

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(d) Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party or by any Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the applicable Agent shall deliver to the Borrower and the other Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Borrower and the relevant Lender (at the reasonable written request of the Borrower) shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorization to make a payment without a Tax Deduction.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Subject to paragraph (iv) below, each party shall, at the time or times reasonably requested in writing by another party to this Agreement:  (A) confirm to that other party whether it is:  (x) a FATCA Exempt Party; or (y) not a FATCA Exempt Party; (B) supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other Party’s compliance with FATCA; and (C) supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any similar law, regulation, or exchange of information regime.  Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) If a party confirms to another party pursuant to paragraph (ii)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

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(iv) Paragraph (ii) above shall not oblige any Secured Party to do anything, and paragraph (ii)(C) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:  (A) any law or regulation; (B) any fiduciary duty; or (C) any duty of confidentiality.

(v) If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (ii)(A) or (B) above (including, for the avoidance of doubt, where paragraph (ii)(C) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(vi) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 becomes inaccurate due to a change in facts with respect to such Lender in any material respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(vii) Without limiting the generality of Section 3.01(e)(i), each Lender which becomes a Lender under this Agreement after the date of this Agreement shall indicate in the Assignment and Assumption which it executes on becoming a Lender and for the benefit of the Administrative Agent and without liability to the Borrower which of the following categories it falls in:  (A) not a Qualifying Lender; (B) a Qualifying Lender (other than a Treaty Lender); or (C) a Treaty Lender.  For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 3.01(e)(vii).

(viii) Nothing in this Section 3.01(e) shall require a Treaty Lender to:

(A) register under the HMRC DT Treaty Passport scheme;

(B) apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or

(C) file treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (ix) below and the Borrower has not complied with its obligations under Section 3.01(e)(x).

(ix) A Treaty Lender which becomes a Lender on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.01 and any such passport holder that becomes a Lender after the date of this Agreement and wishes the HMRC DT Treaty Passport scheme to apply shall give an indication to that effect in the Assignment and Assumption and include its scheme reference number and its jurisdiction of tax residence in such Assignment and Assumption, and, having done so, that Lender shall be under no obligation pursuant to Section 3.01(e)(i) above.

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(x) Where a Lender includes the indication described in Section 3.01(e)(ix) above in Schedule 2.01 or in the Assignment and Assumption, the Borrower shall, to the extent that that Lender is a Lender under a Loan made available to the Borrower, file a duly completed form DTTP2 in respect of such Lender with the HMRC within thirty (30) days of the date of this Agreement or date of assignment, as appropriate, and shall promptly provide the Lender with a copy of that filing.

(xi) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 3.01(e)(ix) above, the Borrower shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Loan unless the Lender otherwise agrees.

(xii) If a Loan Party is a U.S. Tax Obligor or the Administrative Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of (A) where a Loan Party is a U.S. Tax Obligor, the date on which the relevant Lender becomes a party to this Agreement or (b) where a Loan Party is not a U.S. Tax Obligor, the date of a request from the Administrative Agent, supply to the Agent: (1) a withholding certificate on Form W-8, Form W-9 or any other relevant form; or (2) any withholding statement or other document, authorization or waiver as the Administrative Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(xiii) The Administrative Agent shall provide any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to Section 3.01(e)(xii) above to the relevant Loan Party.

(xiv) If any withholding certificate, withholding statement, document, authorization or waiver provided to the Administrative Agent by a Lender pursuant to Section 3.01(e)(xii) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorization or waiver to the Administrative Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Administrative Agent).  The Administrative Agent shall provide any such updated withholding certificate, withholding statement, document, authorization or waiver to the relevant Loan Party.

(xv) The Administrative Agent may rely on any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to Section 3.01(e)(xii) or Section 3.01(e)(xiii) above without further verification.  The Administrative Agent shall not be liable for any action taken by it under or in connection with Section 3.01(e)(xii), Section 3.01(e)(xiii) or Section 3.01(e)(xiv) above.

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(f) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all Taxes and reasonable, out-of-pocket expenses incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid  such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

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3.03 Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan under any Facility or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Administrative Agent, the Required Tranche A Lenders (if such Facility is the Tranche A Facility) or the Required Tranche B Lenders (if such Facility is the Tranche B Facility) determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan under any Facility does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Appropriate Lender.  Thereafter, (x) the obligation of the Appropriate Lenders to make or maintain Eurodollar Rate Loans under such Facility shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Tranche A Lenders (if such Facility is the Tranche A Facility) or the Required Tranche B Lenders (if such Facility is the Tranche B Facility)) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans under such Facility (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans under such Facility in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Borrower and the affected Appropriate Lenders, may establish an alternative interest rate for the Impacted Loans under any Facility, in which case such alternative rate of interest shall apply with respect to such Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (2) the Administrative Agent notifies the Borrower or the Required Tranche A Lenders (if such Facility is the Tranche A Facility) or the Required Tranche B Lenders (if such Facility is the Tranche B Facility) notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans under such Facility, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans under any Facility whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

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3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, subject to Section 3.04(e) and upon written request of such Lender or such other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing (i) the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or (ii) the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

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Notwithstanding the foregoing, no Lender shall be entitled to seek compensation for costs imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III if it shall not be the general policy of such Lender at such time to seek compensation from other similarly situated borrowers in respect of Contractual Obligations with such borrowers that provide for such compensation.

(c) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty day period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required (under Laws existing as of the date hereof or, after the date hereof, due to any Change in Law) to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be prima facie evidence).

(e) Certificates for Reimbursement.  A certificate of a Lender setting forth (i) the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clauses (a), (b) or (d) of this Section and (ii) in reasonable detail the basis for calculation of such amount, shall be delivered to the Borrower and shall be prima facie evidence.  The Borrower shall pay such Lender the amount shown as due on any such certificate within (i) in the case of clauses (a) and (b), ten (10) days after receipt thereof and (ii) in the case of clause (d), on the later of (A) ten (10) days after receipt thereof and (B) the immediately succeeding date on which interest is payable on such Loan and, thereafter, on each subsequent date on which interest is payable on such Loan, so long as such requirement remains in effect.

(f) Exceptions.  No Loan Party is required to make an additional payment to a Lender under Sections 3.01(a), 3.01(b), and 3.01(c) above:

(i) attributable to the willful breach by the relevant Lender or Recipient of any Law or regulation; or

(ii) in respect of Tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of (i) any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty or any published practice or concession of any relevant taxing authority; or (ii) the Borrower changing its jurisdiction of tax residence.

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(B) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(x) an officer of the HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower making the payment or from the Company a certified copy of that Direction; and

(y) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(x) the relevant Lender has not given a Tax Confirmation to the Company; and

(y) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.

3.05     Compensation for Losses.  Upon written demand of an affected Lender (with a copy to the Administrative Agent) (which demand shall set forth in reasonable detail the basis for requesting such amount and, absent manifest error, the amount requested shall be final and prima facie evidence) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits and including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

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For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  Each Lender may fund or book any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), then the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

3.08 VAT.

(a) All amounts expressed to be payable under a Loan Document by any party hereto to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph Section 3.08(b) below, if VAT is or becomes chargeable on any supply made by any Lender to any party hereto under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that party hereto must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that party).

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(b) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “VAT Recipient”) under a Loan Document, and any party hereto other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration):

(i) where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT and the VAT Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii) where the VAT Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Loan Document requires any party hereto to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 3.08 to any party hereto shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e) In relation to any supply made by a Lender to any party hereto under a Loan Document, if reasonably requested by such Lender, that party must promptly provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of Initial Tranche A Borrowing.  The obligation of each Tranche A Lender to make its initial Tranche A Loan hereunder is subject to satisfaction of the following conditions precedent:

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(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or “pdf” or similar electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Tranche A Closing Date (or, in the case of certificates of governmental officials, a recent date before the Tranche A Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Tranche A Lenders:

(i) executed counterparts of the Existing Credit Agreement, sufficient in number for distribution to each Agent, each Tranche A Lender and the Borrower;

(ii) a Note in the amount of the Commitment of each Tranche A Lender executed by the Borrower in favor of such Tranche A Lender requesting a Note;

(iii) pledge agreements in form and substance satisfactory to each Tranche A Lender and the Collateral Agent (the “Initial Pledge Agreements”), duly executed by the Equity Pledgors in respect of all Equity Interests in Abengoa Concessions Infrastructures S.L.U., Abengoa Concessions Peru S.A., ACT Holding, S.A. de C.V., Abengoa Solar Holdings USA Inc. and Abengoa Solar US Holdings Inc., together with:

(A) certificates representing the Pledged Equity Interests referred to therein accompanied by undated stock powers or instruments of transfer executed in blank;

(B) instruments evidencing the Pledged Debt referred to therein, if any, indorsed in blank;

(C) with respect to the Initial Pledge Agreement governed by New York law in form and substance satisfactory to each Tranche A Lender and the Collateral Agent, acknowledgment copies of proper financing statements, duly filed on or before the Tranche A Closing Date to the extent necessary in the relevant jurisdiction in order to perfect and protect the first priority Liens and security interests created under the Initial Pledge Agreements, covering the Pledged Collateral described in the Initial Pledge Agreements; and

(D) certified copies of UCC and tax lien searches, or equivalent reports or searches, and other completed requests for information, each dated on or recently before the Tranche A Closing Date, listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Equity Pledgor as debtor and that are filed in those jurisdictions in which any Equity Pledgor is organized or maintains its principal place of business, together with copies of such other financing statements and evidence of termination of any such effective financing statements which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than the financing statements with respect to any Liens permitted under Section 7.01);

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(iv) each Fee Letter (other than any Fee Letter described in clauses (b), (c) and (d) of the definition thereof), duly executed by the Borrower;

(v) (A) in the case of the Borrower, a certificate signed by a Responsible Officer of the Borrower who is a director of the Borrower, and (B) in the case of any other Loan Party, an Officer’s Certificate, in each case, which Officer’s Certificate shall be accompanied by copies of all documents referred to in such Officer’s Certificate, in each case as in effect as of the Tranche A Closing Date, in respect of (1) with respect to the Borrower, the certificate of incorporation and all certificates of incorporation on change of name and the memorandum and articles of association of the Borrower, and in the case of any other Loan Party, copies of Organization Documents certified by a Responsible Officer of such Loan Party as being true, correct and complete, (2) with respect to the Borrower, a copy of the resolutions of the board of directors of the Borrower approving the terms of and the transactions contemplated by the Loan Documents to which the Borrower is a party (including the Borrowings to be made by the Borrower under the Facility and the granting of the security interests by the Borrower under the Collateral Documents) and resolving that it execute such Loan Documents, authorizing a specified person or persons to execute the Loan Documents to which it is party on its behalf and authorizing a specified person or persons on its behalf to sign and/or dispatch all documents and notices (including all Committed Loan Notices) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is party, and in the case of any other Loan Party, the actions of its Equity Interest holders, shareholders meeting, board of directors or other similar corporate supervisory body taken to authorize the execution, delivery and performance of the Existing Credit Agreement and each other Loan Document to which it is or is to be a party (including the granting of the security interests by such Loan Party under the Collateral Documents), and (3) such documents and certifications to evidence that such Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdictions in which it does business and is required to be so qualified; and in the case of the Borrower such Officer’s Certificate shall certify that the borrowing, guaranteeing or securing (as appropriate) of the total Tranche A Commitments or the Tranche A Outstanding Amount would not cause any breach of any limit on borrowing, guaranteeing or securing or similar limit binding on the Borrower or any other Loan Party to be exceeded and that each copy document relating to the Borrower delivered under this Section 4.01(a) is correct, complete and in full force and effect as of a date no earlier than the Tranche A Closing Date;

(vi) incumbency certificates of Responsible Officers of each Loan Party (other than the Borrower) and, if applicable, resolutions or other action evidencing the name, authority and specimen signature of each Responsible Officer thereof authorized to sign, and otherwise act as a Responsible Officer in connection with, the Existing Credit Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

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(vii) the following legal opinions (with sufficient copies thereof for each addressee):

(A) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to the Existing Credit Agreement on the Tranche A Closing Date;

(B) an opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, English counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to the Existing Credit Agreement on the Tranche A Closing Date;

(C) an opinion of Santamarina y Steta, S.C., Mexican counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to the Existing Credit Agreement on the Tranche A Closing Date;

(D) an opinion of Miranda & Amado Abogados, Peruvian counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to the Existing Credit Agreement on the Tranche A Closing Date; and

(E) an opinion of J&A Garrigues, S.L.P., Spanish counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to the Existing Credit Agreement on the Tranche A Closing Date;

(viii) an Officer’s Certificate of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is or is to be a party, and stating that such consents, licenses and approvals are in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix) an Officer’s Certificate of the Borrower certifying that there has been no event or circumstance since the Audited Financial Statements for the fiscal year ended December 31, 2013 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x) a business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the first year following the Tranche A Closing Date;

(xi) a certificate signed by the chief financial officer of the Borrower certifying as to the Solvency of each Loan Party before and after giving effect to the incurrence of Indebtedness hereunder on the Tranche A Closing Date, substantially in the form of Exhibit G;

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(xii) evidence of the irrevocable acceptance by the Process Agent of its appointment by the Borrower and each other Loan Party pursuant to Section 11.14(d) (including, in the case of any Mexican Guarantor, an irrevocable power of attorney, in form and substance satisfactory to the Tranche A Lenders, appointing such Process Agent, and such power of attorney shall have been duly notarized in accordance with, and shall otherwise comply with, Mexican law); and

(xiii) an electronic extract (nota simple telemática) issued by the relevant Spanish Mercantile Registry and dated no earlier than fifteen (15) days prior to the Tranche A Closing Date in respect of each Spanish Guarantor.

(b) (i) All fees and reasonable and documented costs and expenses required to be paid to the Agents and the Arrangers on or before the Tranche A Closing Date shall have been paid (including the reasonable and documented fees, charges and disbursements of counsel to the Agents and the Arrangers plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and each Agent) to the extent invoiced prior to the Tranche A Closing Date) and (ii) all fees and reasonable and documented costs and expenses required to be paid to the Tranche A Lenders on or before the Tranche A Closing Date shall have been paid.

(c) The Tranche A Lenders and the Administrative Agent shall have received, to the extent requested in writing, on or before the date which is five (5) Business Days prior to the Tranche A Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Tranche A Lender party to the Existing Credit Agreement on the Tranche A Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Tranche A Lender unless the Administrative Agent received notice from such Tranche A Lender prior to the Tranche A Closing Date specifying its objection thereto.

The Administrative Agent hereby confirms that all of the conditions under this Section 4.01 were satisfied on or prior to the Tranche A Closing Date.

4.02 Conditions of Initial Tranche B Borrowing.  The obligation of each Tranche B Lender to make its initial Tranche B Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or “pdf” or similar electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Tranche B Closing Date (or, in the case of certificates of governmental officials, a recent date before the Tranche B Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Tranche B Lenders:

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(i) counterparts of this Agreement duly executed by each Loan Party, the Agents and each Lender, sufficient in number for distribution to each Agent, each Lender and the Borrower;

(ii) a Note in the amount of the Commitment of each Tranche B Lender executed by the Borrower in favor of such Tranche B Lender requesting a Note;

(iii) any amendments to the Initial Pledge Agreements necessary, as determined by the Collateral Agent, to provide that such Loan Documents secure the Tranche B Lenders, on a pari passu basis with the Tranche A Lenders, together with any filings duly filed on or during the thirty (30) days prior to the Tranche B Closing Date to the extent necessary in the relevant jurisdiction in order to protect the first priority Liens and security interests created under the Initial Pledge Agreements (as amended, modified, supplemented or extended as of the date hereof), covering the Pledged Collateral described in the Initial Pledge Agreements (as amended, modified, supplemented or extended as of the date hereof);

(iv) an electronic extract (nota simple telemática) issued by the relevant Spanish Mercantile Registry and dated no earlier than fifteen (15) days prior to the Tranche B Closing Date in respect of each Spanish Guarantor;

(v) each Fee Letter described in clauses (b) through (d) of the definition thereof, and an amended and restated Fee Letter for each Fee Letter described in clauses (e) and (f) of the definition thereof, in each case duly executed by the Borrower;

(vi) (A) in the case of the Borrower, a certificate signed by a Responsible Officer of the Borrower who is a director of the Borrower, and (B) in the case of any other Loan Party, an Officer’s Certificate, in each case, which Officer’s Certificate shall be accompanied by copies of all documents referred to in such Officer’s Certificate, in each case as in effect as of the Tranche B Closing Date, in respect of (1) with respect to the Borrower, the certificate of incorporation and all certificates of incorporation on change of name and the memorandum and articles of association of the Borrower, and in the case of any other Loan Party, copies of Organization Documents certified by a Responsible Officer of such Loan Party as being true, correct and complete, (2) with respect to the Borrower, a copy of the resolutions of the board of directors of the Borrower approving or ratifying (as applicable) the terms of and the transactions contemplated by this Agreement and each other Loan Document to which the Borrower is or is to be a party  (including the Borrowings made or to be made by the Borrower under each of the Facilities) and resolving that it ratify all prior execution of such Loan Documents, resolving that it execute such Loan Documents, authorizing a specified person or persons to execute this Agreement and each other Loan Document to which it is party on its behalf and authorizing a specified person or persons on its behalf to sign and/or dispatch all documents and notices (including all Committed Loan Notices) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is or is to be a party, and in the case of any other Loan Party, the actions of its Equity Interest holders, shareholders meeting, board of directors or other similar corporate supervisory body taken to authorize the execution, delivery and performance of this Agreement and each other Loan Document to which it is or is to be a party (including, in the case of  Abengoa Solar South Africa (Pty) Ltd, the granting of the security interests by such Loan Party under the Collateral Documents to which it is or is to be a party), and (3) such documents and certifications to evidence that such Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdictions in which it does business and is required to be so qualified; and in the case of the Borrower such Officer’s Certificate shall certify that the borrowing, guaranteeing or securing (as appropriate) of the total Commitments or Total Outstandings would not cause any breach of any limit on borrowing, guaranteeing or securing or similar limit binding on the Borrower or any other Loan Party to be exceeded and that each copy document relating to the Borrower delivered under this Section 4.02(a) is correct, complete and in full force and effect as of a date no earlier than the Tranche B Closing Date;

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(vii) incumbency certificates of Responsible Officers of each Loan Party (other than the Borrower) and, if applicable, resolutions or other action evidencing the name, authority and specimen signature of each Responsible Officer thereof authorized to sign, and otherwise act as a Responsible Officer in connection with, this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(viii) the following legal opinions (with sufficient copies thereof for each addressee):

(A) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to this Agreement on the date hereof;

(B) an opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, English counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to this Agreement on the date hereof;

(C) an opinion of Santamarina y Steta, S.C., Mexican counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to this Agreement on the date hereof;

(D) an opinion of Miranda & Amado Abogados, Peruvian counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to this Agreement on the date hereof; and

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(E) an opinion of J&A Garrigues, S.L.P., Spanish counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to this Agreement on the date hereof;

(ix) an Officer’s Certificate of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is or is to be a party, and stating that such consents, licenses and approvals are in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(x) an Officer’s Certificate of the Borrower certifying that there has been no event or circumstance since the date of the Audited Financial Statements for the fiscal year ended December 31, 2014 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi) a certificate signed by the chief financial officer of the Borrower certifying as to the Solvency of each Loan Party before and after giving effect to the incurrence of Indebtedness hereunder on the Tranche B Closing Date, substantially in the form of Exhibit G; and

(xii) evidence of the irrevocable acceptance by the Process Agent of its appointment by each Loan Party not party to the Existing Credit Agreement pursuant to Section 11.14(d) (including, in the case of any Mexican Guarantor, an irrevocable power of attorney, in form and substance satisfactory to the Lenders, appointing such Process Agent, and such power of attorney shall have been duly notarized in accordance with, and shall otherwise comply with, Mexican law).

(b) (i) All fees and reasonable and documented costs and expenses required to be paid to the Agents and the Tranche B Arrangers on or before the Tranche B Closing Date shall have been (or, with the proceeds of the initial Tranche B Borrowing, will be) paid (including the reasonable and documented fees, charges and disbursements of counsel (including any local counsel) to the Agents and the Tranche B Arrangers plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and each Agent) to the extent invoiced three (3) Business Days prior to the Tranche B Closing Date) and (ii) all fees and reasonable and documented costs and expenses required to be paid to the Lenders on or before the Tranche B Closing Date shall have been (or, with the proceeds of the initial Tranche B Borrowing, will be) paid.

(c) The Tranche B Lenders and the Administrative Agent shall have received, to the extent requested in writing, on or before the date which is five (5) Business Days prior to the Tranche B Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act.

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Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.02, each Tranche B Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Tranche B Lender unless the Administrative Agent shall have received notice from such Tranche B Lender prior to the proposed Tranche B Closing Date specifying its objection thereto.

4.03 Conditions to All Borrowings.  The obligations of each Lender to make any Loan is subject to the satisfaction of the following conditions precedent (each in form and substance satisfactory to the Lenders) on or prior to the date of the related Borrowing:

(a) The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the date of such Borrowing, or (ii) if such representation and warranty is not so qualified, true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, except that for purposes of this Section 4.03, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b), respectively.

(b) No Default or Event of Default shall have occurred and be continuing or would result from such Borrowing or from the application of proceeds therefrom.

(c) The Administrative Agent shall have received a Committed Loan Notice for such Borrowing in accordance with the requirements set forth in this Agreement.

(d) (i) No Material Non-Recourse Subsidiary shall be in Default under Section 8.01(e) and (ii) no Material Non-Recourse Subsidiary shall be the subject of any proceeding under any Debtor Relief Law.

(e) With respect to any Borrowing of the Tranche B Loans at any time following September 30, 2015, the Reference Abengoa Acquisition shall have been consummated.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and 4.03(b) have been satisfied on and as of the date of the applicable Borrowing.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders as of the Tranche B Closing Date and as of the date of each Borrowing, that:

5.01 Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries:  (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is or is to be a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (d) for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), in relation to each Loan Party incorporated in a country which has adopted the Regulation, its center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation or organization and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

5.02 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:  (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person or any of its Subsidiaries is a party or affecting such Person or any of its Subsidiaries or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or any of its Subsidiaries or the properties of such Person or any of its Subsidiaries is subject; or (c) violate any Law in any material respect.  Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i) except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect and (ii) filing and recordings in respect of Liens created pursuant to the Collateral Documents to be made following the Tranche B Closing Date pursuant to Section 6.14.

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5.04 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  Subject to the Legal Reservations, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements for the fiscal year ended December 31, 2014 (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(a) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated March 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material Indebtedness for Borrowed Money, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements.

(b) Since December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.02 or Section 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance, it being understood that such forecasts are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which may be beyond the control of the Borrower and its Subsidiaries (and that may be material) and that no assurance can be given that any such forecast will be realized.

5.06 Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due inquiry, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) would, either individually or in the aggregate reasonably be expected to have a material adverse effect upon or with respect to this Agreement or any other Loan Document, or (b) either individually or in the aggregate, which, if there is a reasonable possibility of an adverse determination and if determined adversely, would reasonably be expected to have a Material Adverse Effect.

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5.07 No Default.  No Default exists or would be reasonably expected to result from the incurring of any Obligations by the Borrower or from the grant or perfection of the Liens in favor of the Secured Parties on the Collateral.  No Loan Party or any of its Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments.

(a) Each Loan Party has good, legal and valid title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for where the failure to have such good title or interest in such property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the Tranche B Closing Date, the property of each Loan Party is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth all Investments held by any Loan Party as of the Tranche B Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09 Environmental Compliance.  The Loan Parties and their respective Subsidiaries:  (a) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws (except in such instances in which (i) such requirement of Environmental Law is being contested in good faith by appropriate proceedings diligently conducted and (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect); (b) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) to the extent within the control of the Loan Parties and their respective Subsidiaries, each of their Environmental Permits will be timely renewed and complied with, any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense, and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense, in each case, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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5.10 Insurance.  All insurance required pursuant to Section 6.07 has been obtained and is in full force and effect.

5.11 Taxes.

(a) Each Loan Party and its Subsidiaries has filed all material Tax returns and reports required to be filed, and has timely paid all material Taxes including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS.  There is no proposed Tax assessment against the Loan Parties or any of their Subsidiaries that would, individually or in the aggregate, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement.

(b) Under the law of its jurisdiction of incorporation it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.

(c) It is not required to make any Tax Deduction (not including a FATCA Deduction) from any payment it may make under any Loan Document to a Lender which is: (i) a Qualifying Lender: (A) falling within paragraph (a)(i) of the definition of “Qualifying Lender”; or (B) except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of “Qualifying Lender”; or (C) falling within paragraph (b) of the definition of “Qualifying Lender”; or (ii) a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the United Kingdom Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

(d) It is resident for Tax purposes only in its jurisdiction of incorporation.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. Federal or state laws.  Except as would not reasonably be expected to have a Material Adverse Effect, each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

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(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13 Subsidiaries; Equity Interests; Loan Parties.  As of the Tranche B Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable, are not subject to any option to purchase or similar rights, and are legally and beneficially owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  As of the Tranche B Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by, and in the amounts, specified on Part (c) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Tranche B Closing Date (as to each Loan Party) the jurisdiction of its incorporation.  Part (e) of Schedule 5.13 sets forth a complete and accurate list of all Immaterial Subsidiaries, showing as of the Tranche B Closing Date (as to each Immaterial Subsidiary) the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.02(a)(vi) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

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(b) No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure.  The Borrower has disclosed to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished in writing (taken as a whole) by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, at the Tranche B Closing Date or at the time furnished, contains any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading (after giving effect to all supplements so furnished prior to such time); provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such forecasts are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which may be beyond the control of the Borrower and its Subsidiaries (and that may be material) and that no assurance can be given that any such forecast will be realized.

5.16 Compliance with Laws.  Each Loan Party and each of its Subsidiaries is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc.  Each Loan Party possesses all material franchises, patents, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted except where in any such case any such conflict would not have a Material Adverse Effect, without known conflict with any rights of others.

5.18 Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19 Collateral Documents.  The provisions of each of the Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in all right, title and interest of the Loan Parties in the Collateral described therein (subject only to Liens permitted by Section 7.01) and, upon consummation of the actions, recordings and filings required pursuant to Section 6.14(a), such security interest shall be perfected pursuant to applicable Laws.

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5.20 OFAC; Anti-Terrorism.  None of the Borrower, any of its Subsidiaries, or any director, officer, employee, agent, Affiliate or representative of the Borrower or any of its Subsidiaries, (a) is a Prohibited Person, (b) is or ever has been the subject to any claim, proceeding, formal notice or investigation with respect to Sanctions, (c) has engaged or is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Prohibited Person, or (d) is otherwise in breach of any Sanctions.  No Loan Party nor, to the knowledge of the Borrower, any of their Affiliates or respective officers, directors, brokers or agents of them or their Affiliates (x) has violated the Patriot Act or any other applicable Laws relating to terrorism or money laundering or (y) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co‑operation and Development’s Financial Action Task Force on Money Laundering.

5.21 Foreign Corrupt Practices Act, Etc.  Each of the Loan Parties and, to the best of the Borrower’s knowledge, their respective directors, officers, agents, employees and any Person acting for or on behalf of such Loan Party, has complied with, and will comply with, the U.S.  Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any other applicable anti‑bribery or anti-corruption law.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (x) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (y) the Patriot Act.

5.22 Anti-Corruption Laws.  Each Loan Party and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations in respect of indemnification, expense reimbursement, tax gross up or any contingent obligations, in each case, for which no claim has been made), the Borrower shall, and each other Loan Party shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11 and 6.19):

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6.01 Financial Statements.  Deliver to the Administrative Agent for further distribution to the Lenders:

(a) as soon as available, but in any event within one hundred twenty (120) days (or earlier as may be required for the filing of the Borrower’s financial statements by the SEC) after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with IFRS, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within sixty (60) days (or earlier as may be required for the filing of the Borrower’s financial statements by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event at least fifteen (15) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year; and

(d) as soon as available, but in any event at least fifteen (15) days  after the end of each fiscal year of the Borrower, an Officer’s Certificate certifying as to the list of names of all Immaterial Subsidiaries for the preceding fiscal quarter, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitations set forth in clause (b) of the definition “Immaterial Subsidiary”.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or 6.01(b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and 6.01(b) above at the times specified therein.

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6.02 Certificates; Other Information.  Deliver to the Administrative Agent for further distribution to the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (in its capacity as such); and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries (including any Non-Recourse Subsidiaries), or any audit of any of them;

(c) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, and in any event within fifteen (15) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(e) not later than ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof (including any Non-Recourse Subsidiary), copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement in respect of Indebtedness (other than intercompany Indebtedness) in an amount equal to or exceeding the Threshold Amount and, from time to time upon request by the Administrative Agent, such information and reports regarding such debt instruments, indentures and loan and credit and similar agreements in respect of Indebtedness (other than intercompany Indebtedness) in an amount equal to or exceeding the Threshold Amount as the Administrative Agent may reasonably request;

(f) as soon as available, but in any event within thirty (30) days after the end of each fiscal year of the Borrower, a report supplementing Schedule 5.08(c) and Schedule 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, such report to be signed by a Responsible Officer of the Borrower; provided that, notwithstanding the foregoing, the Borrower shall have no obligation to supplement Schedule 5.08(c) following the date hereof with respect to unsecured Indebtedness permitted under Section 7.02(a)(ii);

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(g) promptly, and in any event within fifteen (15) Business Days after the consummation of any Acquisition, a report supplementing Schedule 5.13 containing a description of all changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete, such report to be signed by a Responsible Officer of the Borrower;

(h) promptly after a reasonable request of the Collateral Agent, any information the Collateral Agent may require regarding the Collateral and the compliance of the Loan Parties with the terms of any Collateral Document; and

(i) promptly after a reasonable request of the Administrative Agent, all documentation and other information required by the Administrative Agent, the Collateral Agent or any Lender in order for such Person to comply with applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act.

(j) Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02 and provides written notice thereof to the Administrative Agent; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agents and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debtdomain, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agents and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

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6.03 Notices.  Promptly notify the Administrative Agent for further distribution to the Lenders of:

(a) the occurrence of any Default or Event of Default;

(b) any matter that has resulted or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including (i) breach or non-performance in any material respect of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary (including any Non-Recourse Subsidiary); (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary (including any Non-Recourse Subsidiary) and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation, arbitration or proceeding affecting the Borrower or any Subsidiary (including any Non-Recourse Subsidiary), including pursuant to any applicable Environmental Laws;

(c) the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect;

(d) any material change in accounting policies or financial reporting practices by any Loan Party;

(e) the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(i), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii) or Section 2.03(b)(iii) and (iii) any Equity Offering for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii);

(f) the occurrence of any default or event of default under, or breach or violation of any provision contained in, any instrument or agreement evidencing, securing or relating to (i) Non-Recourse Indebtedness of any Material Non-Recourse Subsidiary, or (ii) Non-Recourse Indebtedness of any Non-Recourse Subsidiary (other than any Material Non-Recourse Subsidiary) that would reasonably be expected to have a Material Adverse Effect;

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(g) any announcement by any Rating Agency of any change in a Debt Rating issued by such Rating Agency;

(h) the consummation of the Reference Abengoa Acquisition (including the date of such consummation); and

(i) the occurrence of the ASSA Acquisition Date.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe in reasonable detail all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.  (a) Pay and discharge, as the same shall become due and payable, (i) all its material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets unless the same are being contested in good faith and with respect to which adequate reserves have been made in accordance with IFRS (to the extent required thereby) and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (b) timely file all Tax returns required to be filed.

6.05 Preservation of Existence, Center of Main Interests and Establishments, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (d) in the case of each Loan Party incorporated in a country which has adopted the Regulation, for the purposes of the Regulation, maintain its center of main interest (as that term is used in Article 3(1) of the Regulation) in its original jurisdiction and not maintain an “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

6.06 Maintenance of Properties.  (a) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (ii) make all necessary repairs thereto and renewals and replacements thereof, and (b) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance.  Maintain with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time of the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
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6.08 Compliance with Laws.  Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with IFRS consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such other Loan Party, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such other Loan Party, as the case may be.

6.10 Inspection Rights.  Permit representatives and independent contractors of each Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that the foregoing shall, unless an Event of Default has occurred and is continuing, occur not more than twice during any fiscal year of the Borrower (but not shorter than 48 hours advanced notice); provided, further, so long as no Event of Default shall have occurred and be continuing, any visit pursuant to this Section in excess of once per calendar year by any Agent shall be at the expense of the Lenders; provided, further, that when an Event of Default exists any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.  Notwithstanding anything to the contrary herein, none of the Loan Parties or any of their respective Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Law or any bona fide binding agreement entered into with a non-affiliated third party or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product.

6.11 Use of Proceeds.  Use the proceeds of the Loans for general corporate purposes, including to finance, subject to all applicable consents, approvals and authorizations of Governmental Authorities and other third parties, Acquisitions, and to pay certain costs, fees and expenses in connection therewith and the consummation of the transactions contemplated by this Agreement.

6.12 Covenant to Guarantee Obligations and Give Security.
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(a) Upon (x) the formation or acquisition of any new direct or indirect Subsidiary (other than any Immaterial Subsidiary, any Non-Recourse Subsidiary or any Subsidiary satisfying the requirements of Section 6.12(c)(ii)(A) or (ii)(B), as applicable) by any Loan Party, (y) a Non-Recourse Subsidiary no longer qualifying as a Non-Recourse Subsidiary but remaining a direct or indirect Subsidiary of any Loan Party or (z) any Subsidiary ceasing to satisfy the requirements of Section 6.12(c)(ii)(A) or (ii)(B), as applicable, then, in each case, the Borrower shall, at the Borrower’s expense:

(i) within thirty (30) days after any such event, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to each Agent a Guarantor Accession Agreement or a guaranty or guarantor accession agreement in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(ii) within thirty (30) days after any such event, furnish to each Agent (A) a description of the real and personal properties of such Subsidiary, in detail satisfactory to each Agent, and (B) such documents of the types described in Sections 4.02(a)(vi) and 4.02(a)(vii);

(iii) within forty five (45) days after any such event, cause such Subsidiary  and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to each Agent a Pledge Agreement or a supplement to a Pledge Agreement, as specified by and in form and substance satisfactory to each Agent (including delivery of all certificates, if any, representing the Equity Interests in and of, and Indebtedness owed to or by, such Subsidiary, and other instruments of the type specified in Sections 4.01(a)(iii)), securing payment of all the Secured Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such personal properties;

(iv) within forty five (45) days after any such event, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of UCC financing statements, if applicable) may be necessary or advisable in the opinion of any Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Pledge Agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms; and

(v) within sixty (60) days after any such event, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agents and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent and qualified in the relevant jurisdiction as reasonably determined by the Administrative Agent, as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request.

(b) In furtherance of the foregoing provisions of this Section 6.12, upon the acquisition of any Equity Interests by any Loan Party (other than in any Non-Recourse Subsidiary, in any Immaterial Subsidiary, or in any Subsidiary satisfying the requirements of Section 6.12(c)(ii)(B)) or the extension of any Indebtedness by or to any Subsidiary of the Borrower or any Guarantor (other than to any Non-Recourse Subsidiary), if such Equity Interests or Indebtedness shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, such Loan Party shall, at the Borrower’s expense, deliver and shall cause each of the applicable Loan Parties to deliver such documentation as the Collateral Agent may reasonably deem necessary in connection with the creation, perfection, protection or maintenance of such security interest, including pledge agreements, UCC financing statements, certified resolutions and other organizational and authorizing documents of the grantor of a security interest, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.02 all in form, content and scope reasonably satisfactory to the Agents.

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(c) Notwithstanding the foregoing, (i) to the extent that any limitations or restrictions set forth in any Contractual Obligation to which the Borrower or Abengoa Concessions Brasil Holding S.A., ASO Holding LLC and Mojave Holding LLC is a party prevent such Subsidiary from guaranteeing the Obligations of the Borrower or any other Guarantor, such Subsidiary shall not be required to become a Guarantor hereunder, (ii) (A) to the extent that any limitations or restrictions set forth in Contractual Obligations (to the extent entered into in good faith) to which any Subsidiary of the Borrower or any Guarantor is a party prevent such Subsidiary from guaranteeing the Obligations of the Borrower or any other Guarantor, such Subsidiary shall not be required to become a Guarantor hereunder during any time that such limitation or restriction remains in effect or (B) to the extent that applicable Law prohibits a Subsidiary from guaranteeing obligations of its Affiliates, such Subsidiary shall not be required to become a Guarantor hereunder to the extent prohibited from doing so under applicable Law during any time that such applicable Law remains in effect, and (iii) (A) to the extent that any limitations or restrictions set forth in Contractual Obligations (to the extent entered into in good faith) to which any Subsidiary of the Borrower or any Guarantor is a party prevent such Subsidiary from pledging the Equity Interests of its Affiliates, such Subsidiary shall not be required to become an Equity Pledgor hereunder in respect of such Equity Interests during any time that such limitation or restriction remains in effect or (B) to the extent that applicable Law prohibits a Subsidiary from pledging the Equity Interests of its Affiliates, such Subsidiary shall not be required to become an Equity Pledgor hereunder in respect of such Equity Interests to the extent prohibited from doing so under applicable Law during any time that such applicable Law remains in effect; provided that the Borrower or such Subsidiary shall exercise commercially reasonable efforts to remove any limitation, restriction, or prohibition in any Refinancing or Indebtedness evidencing such limitation, restriction, or prohibition, in each case of Section 6.12(c)(i), (ii) and (iii).

(d) Notwithstanding anything to the contrary herein or in any other Loan Document (including Section 4.01(a)(iii), Section 4.02(a)(iv), Section 6.12(a)(iii) and Section 6.12(b) of this Agreement), neither the Borrower nor any Subsidiary of the Borrower shall be required to pledge any Indebtedness if (i) the creation of a Lien on such Indebtedness is restricted by, and with respect to which a Lien has been created or is purported to be created under, any Contractual Obligation evidencing or securing Non-Recourse Indebtedness or (ii) the creation of a Lien on such Indebtedness is restricted under Contractual Obligations evidencing or securing Non-Recourse Indebtedness.

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(e) The Borrower shall promptly provide to the Administrative Agent a certificate signed by its Responsible Officer describing in reasonable detail the reason(s) that prevent any Subsidiary from becoming a Guarantor, pledging Equity Interests or pledging any Indebtedness pursuant to Section 6.12(a), Section 6.12(b) or Section 6.12(c).

(f) Notwithstanding anything to the contrary in this Section 6.12, in the case of a Subsidiary incorporated under the laws of the Republic of South Africa, the foregoing provisions of this Section 6.12 shall be subject to the prior receipt by such Subsidiary of the relevant South African Exchange Control Approval in respect of such Subsidiary granting the guaranty or becoming party to the accession agreement, the Pledge Agreement or a supplement to a Pledge Agreement (as the case may be) referred to in this Section 6.12.

6.13 Compliance with Environmental Laws.  Except as would not reasonably be expected to have a Material Adverse Effect:  (a) comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) timely obtain and renew all Environmental Permits necessary for its operations and properties; (c) and conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with IFRS.

6.14 Further Assurances.

(a) Within ten (10) Business Days after the Tranche B Closing Date, each Agent shall have received, in form and substance satisfactory to the Agents, evidence of the completion of the following actions, recordings and filings of or with respect to the amendment to the Initial Pledge Agreement governed by Mexican law, including the receipt of any necessary approvals of any Governmental Authority, that any Agent may reasonably deem necessary in order to protect the Liens created thereby:

(i) such amendment has been recorded as a public deed and such public deed has been registered in the Sole Registry of Guaranties Over Goods (Registro Único de Garantías Mobiliarias) of the relevant Guarantor; and

(ii) such amendment has been registered by the Secretary of the Board of Directors in the Shareholders’ Registry Book (Libro de Registro de Accionistas) of such Guarantor.

(b) Notwithstanding the requirements set forth in Section 6.12, within ten (10) Business Days after the date Abengoa Solar South Africa (Pty) Ltd becomes a Subsidiary of the Borrower (the “ASSA Acquisition Date”) or, with respect to Section 6.14(b)(i)(C) and any requirement in this Section 6.14(b) that requires the South African Exchange Control Approval referred to in Section 6.14(b)(i)(C), within sixty (60) days after the ASSA Acquisition Date, each Agent and each Lender shall have received a pledge agreement substantially in the form of Exhibit I (the “South African Pledge Agreement”), duly executed by the Equity Pledgors in respect of all Equity Interests in Abengoa Solar South Africa (Pty) Ltd, together with:

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(i) evidence, in form and substance satisfactory to the Agents, of the completion of the following actions, recordings and filings of or with respect to the South African Pledge Agreement, including the receipt of any necessary approvals of any Governmental Authority, that any Agent may reasonably deem necessary in order to perfect and protect the Liens created thereby:

(A) certificates representing the Pledged Equity Interests referred to in the South African Pledge Agreement accompanied by undated stock powers or instruments of transfer executed in blank;

(B) certified copies of reports or searches equivalent to UCC and tax lien searches, and other completed requests for information, each dated on, after or recently before the ASSA Acquisition Date, listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Equity Pledgor party to the South African Pledge Agreement as debtor and that are filed in those jurisdictions in which any Equity Pledgor is organized or maintains its principal place of business, together with copies of such other financing statements and evidence of termination of any such effective financing statements which encumber the Collateral covered or intended to be covered by the South African Pledge Agreement (other than the financing statements with respect to any Liens permitted under Section 7.01); and

(C) a copy of the relevant South African Exchange Control Approval in relation to the entry into and performance by Abengoa Solar South Africa (Pty) Ltd of its obligations under the Loan Documents to which it is a party and such South African Exchange Control Approval is not subject to any conditions which are not acceptable to the Administrative Agent;

(ii) copies of the resolutions of the board of directors and the shareholders of Abengoa Solar South Africa (Pty) Ltd, in a form acceptable to the Administrative Agent, authorizing Abengoa Solar South Africa (Pty) Ltd to provide the Guaranty and perform its obligations thereunder;

(iii) an opinion of Bowman Gilfillan Inc., South African counsel to the Loan Parties, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to this Agreement on the ASSA Acquisition Date; and

(iv) an opinion of Werksmans Attorneys, South African counsel to the Global Coordinator, addressed to, and in form and substance satisfactory to, the Agents and each Lender party to this Agreement on the ASSA Acquisition Date.

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(c) This Agreement has been executed in a private document.  Each party hereto shall be entitled to request to the others the formalization of this Agreement and/or a Loan Document into a public deed before a Spanish Notary Public at any time.  The Borrower shall bear all costs and expenses relating to such formalization.  The public deed by which this Agreement is raised to the status of public document will confirm in Spain the guarantee granted by a Spanish Guarantor under Article X and the appointment of the Administrative Agent and the Collateral Agent under Article IX.  Each of the Borrower, any Spanish Guarantor and any Secured Party shall be required to be a party to the formalization of this Agreement and/or a Loan Document into a public deed before a Spanish Notary Public at any time.

(d) Promptly upon request by any Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re‑register any and all such further acts, deeds, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so and (E) facilitate the realization of the Collateral.

6.15 Interest Rate Hedging.  Subject to the provisions of Section 7.01(a)(x) and Section 7.02(a)(xi), maintain, on each day (each, a “reference date”) after the sixtieth (60th) day after the Tranche B Closing Date, interest rate Swap Contracts with Hedge Banks covering a notional amount of not less than 75% of the Tranche A Outstanding Amount for not less than two (2) years after such reference date.

6.16 Information Regarding Collateral.  Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given each Agent not less than fifteen (15) days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by each Agent, of its intention so to do, clearly describing such change and (B) it shall have taken all action reasonably satisfactory to the Agents to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.  The Borrower agrees to promptly provide, or cause the applicable Loan Parties to promptly provide, the Agents with certified Organization Documents reflecting any of the changes described in the preceding sentence.
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6.17 Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it and enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.18 Maintenance of Listing.  In the case of the Borrower, at all times use commercially reasonable efforts to maintain a listing of Borrower’s capital stock on the NASDAQ Stock Market, the NYSE stock exchange or any successor stock exchange.

6.19 Debt Rating.  In the case of the Borrower, obtain at least one Debt Rating within twelve (12) months after the Tranche B Closing Date and thereafter maintain at least one Debt Rating.
ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations in respect of indemnification, expense reimbursement, tax gross up or any contingent obligations, in each case, for which no claim has been made), no Loan Party shall (nor shall any Loan Party permit, if specified below, any Non-Recourse Subsidiary to):

7.01 Liens.  Create, incur, assume or suffer to exist, or permit any Subsidiary (including any Non-Recourse Subsidiary) to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC or other Law of any jurisdiction a financing statement (or equivalent filing or registration) that names any Loan Party or any of its Subsidiaries (including any Non-Recourse Subsidiary) as debtor, or assign any accounts or other right to receive income, other than the following:

(a) With respect to the Borrower or any other Loan Party and their respective Subsidiaries (other than any Non-Recourse Subsidiaries):

(i) Liens pursuant to any Loan Document;

(ii) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (A) the property covered thereby is not changed (other than after-acquired property that is affixed or incorporated into the property covered thereby), (B) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(a)(iii), (C) the direct or any contingent obligor with respect thereto is not changed, and (D) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(a)(iii);

(iii) Liens securing Indebtedness under cash pooling and Swap Contracts and Liens securing or arising by reason of any netting or set off arrangement entered into in the ordinary course of banking or other trading activities;

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(iv) Liens on cash and cash equivalents securing Indebtedness incurred to finance an acquisition of assets or a business or multiple businesses; provided that within 180 days from the date the related Indebtedness was incurred, such cash or cash equivalents are used to (A) fund an Acquisition (or a similar transaction), including any related fees and expenses, and the related Indebtedness is (I) secured by Liens otherwise permitted under this covenant or (II) unsecured; or (B) retire or repay the Indebtedness that it secures and to pay any related fees and expenses;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(vi) Liens securing insurance premium financing arrangements;

(vii) Liens in favor of credit card companies pursuant to agreements therewith;

(viii) Liens securing cash management services in the ordinary course of business;

(ix) Liens on Equity Interests owned by a Guarantor in any Non-Recourse Subsidiary pursuant to a Non-Recourse Indebtedness Pledge Agreement;

(x) other Liens on the Collateral securing Indebtedness permitted under Section 7.02(a)(xi); provided that the lenders or providers of such Indebtedness shall have executed or acceded to the Intercreditor Agreement prior to or concurrently with the incurrence of such Indebtedness and Liens; and

(b) With respect to the Borrower or any other Loan Party and their respective Subsidiaries (including any Non-Recourse Subsidiaries):

(i) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS or security has been posted in respect thereof;

(ii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or any similar pension benefit plan;

(iii) deposits to secure the performance of statutory obligations, surety and appeal bonds incurred in the ordinary course of business;

(iv) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

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(v) Liens securing Indebtedness permitted under Section 7.02(b)(i);

(vi) Liens of a Non-Recourse Subsidiary in respect of Non-Recourse Indebtedness;

(vii) Liens of a Non-Recourse Subsidiary permitted pursuant to any Contractual Obligation evidencing or securing Non-Recourse Indebtedness to which it is a party;

(viii) Liens on property of any Non-Recourse Subsidiary or Subsidiary of a Guarantor  that is not itself a Guarantor existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(b)(i);

(ix) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower or such Subsidiary;

(xiii) any agreement to lease, option to lease, license, sub-lease or other right to occupancy assumed or entered by or on behalf of the Borrower or any Subsidiary in the ordinary course of its business;

(xiv) reservations, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Authority or any similar authority; and

(xv) Liens on real estate in connection with the financing of the acquisition or development thereof, provided that facilities are or will be located on such property or assets primarily for the use of the Borrower or any of its Subsidiaries.

7.02 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (or permit any Non-Recourse Subsidiary to do so), except:

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(a) With respect to the Borrower or any other Loan Party and their respective Subsidiaries (other than any Non-Recourse Subsidiaries):

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a Subsidiary of the Borrower (other than a Non-Recourse Subsidiary), which Indebtedness shall be otherwise permitted under the provisions of Section 7.03;

(iii) the Senior Notes and Indebtedness outstanding on the date hereof and listed on Schedule 7.02(a)(iii);

(iv) obligations (contingent or otherwise) existing or arising under any Swap Contract (including any Secured Hedge Agreement), provided that (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculative purposes and (B) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(v) Guarantees of the Borrower or any of its Subsidiaries (other than Non-Recourse Subsidiaries) in respect of Indebtedness (other than intercompany Indebtedness) otherwise permitted hereunder of the Borrower or any other Guarantor;

(vi) guarantees by any Loan Party and their respective Subsidiaries in the ordinary course of business of obligations of such Loan Party or Subsidiary to non-affiliated suppliers, customers, franchisees and licensees; provided that each such Subsidiary may only incur such Indebtedness with respect to another Subsidiary that is the direct or indirect parent of such Subsidiary;

(vii) Indebtedness of the Loan Parties and their respective Subsidiaries providing for indemnification, adjustment of purchase price or similar price or similar obligations in connection with the acquisition of any business, assets or Equity Interest of a Subsidiary after the Tranche B Closing Date;

(viii) Indebtedness constituting reimbursement obligations with respect to letters of credit, banker’s acceptances or similar instruments or obligations issued in the ordinary course of business; provided that upon the drawing or other funding of such letters of credit or other instruments or obligations, such drawings or fundings are reimbursed within seven days;

(ix) Indebtedness under cash pooling arrangements and Swap Obligations (with respect to currency risk, interest rate risks, commodity risks and price risks) in the ordinary course of business;

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(x) (A) the factoring of accounts receivable and (B) reverse factoring or confirming or accounts payable, in each case arising in the ordinary course of business pursuant to customary arrangements;

(xi) other Indebtedness of a Loan Party if, on the date such Loan Party incurs any such Indebtedness:

(A) such Indebtedness is senior Indebtedness (whether unsecured or secured to the extent permitted pursuant to Section 7.01(a)(x));

(B) the Average Life of such Indebtedness is not shorter than the Average Life of the Facilities;

(C) the Borrower maintains a Leverage Ratio of no greater than (I) prior to January 1, 2016, 5.25:1.00, (II) on and after January 1, 2016 and prior to January 1, 2017, 5.00:1.00 and (III) on and after January 1, 2017, 4.75:1.00, in each case immediately before and immediately after giving Pro Forma Effect to the incurrence of such Indebtedness (assuming for such purposes that the Facilities are fully funded) and, if applicable, the repayment of the Loans or the Acquisition(s) to be financed with the proceeds of such Indebtedness, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or 6.01(b) as though such Indebtedness had been incurred as of the first day of the Measurement Period covered thereby;

(D) no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness; and

(E) an Officer’s Certificate of such Loan Party certifying that the requirements set forth in clauses (A) through (D) above have been satisfied is delivered to the Administrative Agent;

provided that the aggregate amount of any Indebtedness (including Indebtedness existing or arising under any Secured Hedge Agreement) that may be secured by the Collateral at any one time outstanding shall not exceed the greater of (x) US$550,000,000 and (y) an amount such that, after giving effect to the incurrence thereof, the Borrower could incur not less than US$1.00 of additional Indebtedness and still maintain a Leverage Ratio of no greater than 3.50:1.00; and

(xii) additional Indebtedness of the Borrower or any of its Subsidiaries so long as:

(A) no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness and an Officer’s Certificate of such Person certifying the absence of such Event of Default is delivered to the Administrative Agent; and

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(B) the proceeds of such Indebtedness are applied to prepay the Loans in accordance with Section 2.03(b)(ii).

(b) With respect to the Borrower or any other Loan Party and their respective Subsidiaries (including any Non-Recourse Subsidiaries):

(i) (A) Non-Recourse Indebtedness incurred by a Non-Recourse Subsidiary, and (B) Non-Recourse Indebtedness incurred by any Loan Party in respect of, and solely to the extent of, any collateral secured by a Non-Recourse Indebtedness Pledge Agreement, and, in the case of clauses (A) and (B), any Refinancing thereof to the extent such Refinanced Indebtedness constitutes Non-Recourse Indebtedness;

(ii) Indebtedness of the Loan Parties and their respective Subsidiaries (including Non-Recourse Subsidiaries) incurred in respect of worker’s compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Borrower and its Subsidiaries (including Non-Recourse Subsidiaries) in the ordinary course of business;

(iii) Indebtedness of a Non-Recourse Subsidiary permitted pursuant to any Contractual Obligation evidencing or securing Non-Recourse Indebtedness to which it is a party;

(iv) Indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or credit lines in the ordinary course of business; provided that such Indebtedness is disbursed within seven days of incurrence; and

(v) advance payments received from customers for goods and services purchased and credit periods in the ordinary course of business.

7.03 Investments.  Make or hold any Investments, except:

(a) Investments held by the Borrower and the other Loan Parties in the form of Cash Equivalents;

(b) (i) Investments by the Borrower and the other Loan Parties in their respective Subsidiaries outstanding on the date hereof and set forth on Schedule 5.08(c), (ii) additional Investments by any Loan Party in another Loan Party or in a Non-Recourse Subsidiary; (iii) Investments of the Borrower in any Subsidiary and Investments of any Subsidiary in the Borrower or in another Subsidiary and any extension, modification or renewal of any such Investments (but not any such extension, modification or renewal to the extent it involves additional advances, contributions or other investments of cash or property);

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

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(d) Guarantees permitted by Section 7.02; and

(e) Investments in respect of any Acquisition if:  (i) immediately before and immediately after giving Pro Forma Effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving Pro Forma Effect to such Acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or 6.01(b).

7.04 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Loan Party may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary that is not a Loan Party, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Non-Recourse Subsidiary may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to a Loan Party;

(d) the Loan Parties may consummate, subject to Section 7.03, each Acquisition; and

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, in connection with any acquisition permitted under Section 7.03, any Loan Party (other than the Borrower) may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, (x) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person, (y) there is no existing Material Adverse Effect or any event or circumstance, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect, and (z) the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or 6.01(b) as though such acquisition had been consummated as of the first day of the fiscal period covered thereby.

7.05 Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, or permit any Non-Recourse Subsidiary to make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

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(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(d) Dispositions of property by any Loan Party (other than the Borrower) to a Loan Party;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions permitted to be made by any Non-Recourse Subsidiary pursuant to any Contractual Obligation evidencing or securing Non-Recourse Indebtedness to which it is a party; and

(g) Dispositions in respect of Liens for Non-Recourse Indebtedness permitted by Section 7.01;

(h) Dispositions permitted by Section 7.06; and

(i) Dispositions by a Loan Party or any of its Subsidiaries not otherwise permitted under this Section 7.05 to the extent that, (i) no Event of Default has occurred and is continuing at the time of and immediately after giving effect to such Disposition, (ii) after giving Pro Forma Effect to such Disposition, the Borrower shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Agent and the Lenders pursuant to Section 6.01(a) and (iii) such Disposition shall be for fair market value; provided that, after giving effect to any such Disposition of less than 100% of the Equity Interests of any Non-Recourse Subsidiary, the Borrower shall retain Control of such Non-Recourse Subsidiary.

7.06 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Loan Party (other than the Borrower) may make Restricted Payments to any other Loan Party and any other Person that owns a direct Equity Interest in such Loan Party, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) any Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) any Loan Party may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests; and

(d) the Borrower may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided that immediately prior to any such Restricted Payment, and after giving effect thereto, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Borrower shall be in compliance on a pro forma basis with each of the financial covenants set forth in Section 7.11.

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7.07 Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties on the date hereof or any business substantially related or incidental thereto or permit any Non-Recourse Subsidiary to do so.

7.08 Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than such transactions (a) existing as of the Tranche A Closing Date or (b) on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that such requirement will not apply to any such transaction or series of such related transactions if the Borrower delivers to the Administrative Agent, with respect to such transaction or series of related transactions, a board resolution attached to an Officer’s Certificate in which a Responsible Officer certifies that such transaction or series of related transactions complies with this Section 7.08 and that such transaction or series of related transactions has been approved by a majority of the disinterested members of the board of directors (or persons performing similar functions) of the Borrower.

7.09 Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Loan Party to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary (other than a Non-Recourse Subsidiary) of the Borrower to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary (other than a Non-Recourse Subsidiary) of the Borrower to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(b)(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds.  Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Leverage Ratio.  Permit the Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than (i) prior to January 1, 2016, 5.50:1.00, (ii) on and after January 1, 2016 and prior to January 1, 2017, 5.25:1.00 and (iii) on and after January 1, 2017, 5.00:1.00.

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(b) Debt Service Coverage Ratio.  Permit the Debt Service Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.00:1.00.

7.12 Anti-Corruption Laws.  (a) Directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, or other similar legislation in other jurisdictions or (b) fail to (i) conduct its businesses in compliance with applicable anti-corruption Laws or (ii) maintain policies and procedures designed to promote and achieve compliance with such Laws.

7.13 Sanctions.  Directly or indirectly, use, lend, contribute or otherwise make available the proceeds of any Loan or other transaction contemplated by this Agreement to any Person, (a) to fund any activities of or business with, or for the benefit of, any Prohibited Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in any of the Facilities or Loans, whether as Lender, Arranger, Agent or otherwise).  The Borrower shall not (and shall ensure that none of its Affiliates will) fund all or any part of any payment in connection with the Loan out of proceeds derived from business or transactions with a Prohibited Person, or from any action which is in breach of any Sanctions.

7.14 Amendments of Organization Documents.  Amend any of its Organization Documents, other than amendments (a) that do not, taken as a whole, materially adversely affect the interests of any Agent, any Lender or any Secured Party in their capacity as such or (b) with the prior written consent of the Required Lenders.

7.15 Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by IFRS, or (b) fiscal year.

7.16 Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy, prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments, prepayments or redemptions of Indebtedness set forth in Schedule 7.02 and Refinancings of such Indebtedness in compliance with Section 7.02(a)(iii), and (c) other prepayments thereof to the extent that, contemporaneously with the making thereof, such Loan Party makes a proportionate prepayment or repayment of the principal amount then outstanding of the Loans in accordance with the provisions of Section 2.03(a).

7.17 Amendment, Etc. of Indebtedness.  Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02, except (a) any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(a)(iii), (b) to the extent that such amendment, modification or change does not materially adversely affect the interests of any Agent, any Lender or any Secured Party in their capacity as such or (c) with the prior written consent of the Required Lenders.

7.18 Residency Undertaking.  Change its residence for Tax purposes.
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ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three (3) days after the same becomes due any interest on any Loan, or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a), 6.11, 6.12, 6.14(a),  6.15, 6.18, 6.19 or Article VII or (ii) any of the Equity Pledgors fails to perform or observe any material term, covenant or agreement contained in each Pledge Agreement to which it is a party; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice by any Agent to the Borrower; or

(d) Representations and Warranties.  Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect on the date as of which made or deemed made; provided that no Event of Default will occur under this Section 8.01(d) if the failure to comply is susceptible of being remedied and is remedied within thirty (30) days after written notice by any Agent or any Lender to the Borrower; or

(e) Cross-Default.  Any Loan Party or any Material Non-Recourse Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder), or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the applicable Threshold Amount beyond the period of grace, if any, provided in the instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or

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(f) Insolvency Proceedings, Etc.  Any Loan Party or any Material Non-Recourse Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or suspends or threatens to suspend making payments on its debts, or makes an assignment or composition or similar arrangement for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, administrator, administrative receiver, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted or a moratorium is declared in respect of any indebtedness of such Person without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding or any UK Insolvency Proceeding occurs; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Material Non‑Recourse Subsidiary becomes (or is deemed or declared under applicable Law) unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments.  There is entered against any Loan Party or any Material Non‑Recourse Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the applicable Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M.  Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents.  Any Loan Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than Obligations in respect of indemnification, expense reimbursement, tax gross-up or any contingent obligations, in each case, for which no claim has been made), ceases to be in full force and effect; or any Loan Party or any of the holders of Equity Interests in any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any Loan Document or material provision thereof is invalid or unenforceable in accordance with the terms thereof; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or any material provision thereof; or

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(k) Change of Control.  There occurs any Change of Control; or

(l) Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.12 or 6.14 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted under Section 7.01) on any portion of the Collateral purported to be encumbered pursuant to the Collateral Documents; or

(m) Subordination.  (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordination Provisions”) shall (subject to the Legal Reservations), in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Agents and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise, or, subject to the terms of the Intercreditor Agreement, direct the Collateral Agent to exercise, on behalf of itself and the other Secured Parties, any or all rights and remedies, powers or discretion available to it and the other Secured Parties under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of any Agent or any Lender.

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8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Collateral Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents (and any of their appointees or delegates) and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

In the event of any conflict between the terms of the waterfall set forth in the Intercreditor Agreement and this Section 8.03, the terms of the Intercreditor Agreement shall govern.

ARTICLE IX
AGENTS

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints and designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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(b) HSBC CTC shall act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, HSBC CTC, as Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co‑agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Collateral Agent, for the benefit of the Secured Parties, hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Article IX with respect to the Collateral Agent, the terms of the Intercreditor Agreement shall govern, including (i) Section 15 of the Intercreditor Agreement, which shall prevail over the provisions of Section 9.06 with respect to the Collateral Agent, and (ii) Sections 17 and 18 of the Intercreditor Agreement, which shall prevail over the provisions of Section 11.04(a) and (b) with respect to the Collateral Agent.  In the event the Collateral Agent decides, or is required to decide, to take any action hereunder, it shall take such action only in accordance with the terms and conditions of the Intercreditor Agreement.  So long as the Intercreditor Agreement remains in effect, the terms “Lender” and “Lenders” in this Article IX when used with respect to the Collateral Agent shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Hedge Bank in respect of a Secured Hedge Agreement.

9.02 Rights as a Lender.  Each Person serving as an Agent hereunder or under any other Loan Document shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.  Each such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.
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(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and each Agent’s duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall any Agent be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity;

(iv) shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence solely beyond the control of such Agent (including but not limited to any act or provision of any present or future Law or regulation or Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility); and

(v) shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Loan Document.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment.  Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by the Borrower or a Lender.

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(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral (and no Agent shall be liable for any shortfall which arises upon the enforcement of its rights in the Collateral), or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d) The Administrative Agent shall be entitled to deal with money paid to it by any Person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any Person for any interest or other amounts in respect of the money.

(e) An Agent may refuse to perform any duty or exercise any right or power unless it receives an indemnity from the Lenders reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in performing such duty or exercising such right or power.

(f) Notwithstanding anything else to the contrary herein, if an Agent shall request instructions from the Required Lenders with respect to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by such Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by such Agent in connection with this Agreement or any other Loan Document, then the Agent requesting such instructions shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Lenders, and, in any such event, such Agent shall not incur any liability to any Person by reason of so refraining.  Without limiting the generality of the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such action or inaction hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.  This provision is intended solely for the benefit of Agents and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

9.04 Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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9.05 Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Agents.

(a) Any Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within sixty (60) days after the retiring Agent gives notice of its resignation (or such earlier date as may be agreed to by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If any Person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

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(d) Any entity into which any Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Agent in its individual capacity shall be a party, or any entity to which substantially all of the corporate trust business of such Agent in its individual capacity may be transferred, shall be the Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents without further action other than the execution and delivery of an accession agreement to the Intercreditor Agreement (if required thereunder) in accordance with Section 11.06.

(e) The Administrative Agent shall resign in accordance with Section 9.06(a) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Administrative Agent under the Loan Documents, either:

(i) the Administrative Agent fails to respond to a request under Section 3.01(e) (insofar as that Section relates to FATCA) and a Lender reasonably believes that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii) the information supplied by the Administrative Agent pursuant to Section 3.01 (insofar as that Section relates to FATCA) indicates that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii) the Administrative Agent notifies the Borrower and the Lenders that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

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and (in each case) a Lender reasonably believes that a party hereto will be required to make a FATCA Deduction that would not be required if the Administrative Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

9.07 Non-Reliance on Agents and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or liabilities responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

9.09 Collateral Agent May File Proofs of Claim; Credit Bidding.

(a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent or any other Secured Party shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due to the Lenders and the Agents under Sections 2.07 and 11.04) allowed in such judicial proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Collateral Agent and, if the Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due to the Agents under Sections 2.07 and 11.04.

(b) Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Collateral Agent to vote in respect of the claim of any Lender or in any such proceeding.

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(c) The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (A) the Collateral Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (k) of Section 11.01 of this Agreement, and (C) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, the Lenders (including in their capacity as Hedge Banks and potential Hedge Banks) irrevocably authorize the Administrative Agent or the Collateral Agent, as applicable, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than Obligations in respect of indemnification, expense reimbursement, tax gross-up or any contingent obligations, in each case, for which no claim has been made), (ii) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

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(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or becomes a Non-Recourse Subsidiary, in each case as a result of a transaction permitted under the Loan Documents; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(b)(v).

Upon request by the any Agent at any time, the Required Lenders will confirm in writing each Agent’s authority to release or subordinate the Collateral Agent’s interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the applicable Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the Collateral Agent’s release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Secured Hedge Agreements.  Except as otherwise expressly set forth herein or in any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.03 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedge Agreements.

9.12 Financial Services and Markets Act.

(a) The Administrative Agent is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority of the United Kingdom.  Nothing in this Agreement shall require the Administrative Agent to carry on an activity of the kind specified by any provision of Part II (other than Article 5 (accepting deposits)) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 of the United Kingdom or to lend money to the Borrower in its capacity as Administrative Agent.

(b) Notwithstanding anything in any Loan Document to the contrary, the Collateral Agent shall not do, or be required to do, anything which might constitute a regulated activity for the purpose of the FSMA, unless it is authorized by applicable Law to do so or otherwise to undertake any activity that may breach the FSMA or any requirement of the Prudential Regulation Authority of the United Kingdom or the Financial Conduct Authority of the United Kingdom or any requirement of any applicable regulatory authority or Law.  The Collateral Agent shall have the discretion at any time:

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(i) To delegate any of the functions which are to be performed by an authorized Person under the FSMA to any other agent or Person which also has the necessary authorizations and licenses; and

(ii) To apply for authorization under the FSMA and perform any or all such functions itself if, in its absolute discretion, it considers it necessary, desirable or appropriate to do so;

provided that the Collateral Agent shall not be responsible for the negligence or misconduct of any delegate under clause (i) except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such delegate.

9.13 Parallel Debt.

(a) For the purposes of this Section 9.13, “Corresponding Obligations” means each Loan Party’s Obligations, other than the Parallel Debt.

(b) Notwithstanding any other provision of the Loan Documents, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Agents, as creditor in their own right, acting on their own behalf and not as representative and/or agent of the Lenders, an amount equal to the Corresponding Obligations (such payment undertaking by each Loan Party to the Agents is hereinafter referred to as the “Parallel Debt”).

(c) The Agents shall have their own independent right to demand payment of the Parallel Debt irrespective of any discharge of any Loan Party’s obligation to pay those amounts to the Lenders resulting from failure by it to take appropriate steps, in insolvency proceedings affecting such Loan Party, to preserve its entitlement to be paid those amounts.

(d) Any amount due and payable by any Loan Party to an Agent under this Section 9.13 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by any Loan Party to the other Lenders under those provisions shall be decreased to the extent that such Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 9.13.

(e) Each of the parties to this Agreement hereby acknowledges that: (i) the Parallel Debt constitutes undertakings, obligations and liabilities of each Loan Party to the Agents which are transferable and separate and independent from and without prejudice to the Corresponding Obligations; (ii) the Parallel Debt represents the Agents’ own separate and independent claim to receive payment of the Parallel Debt from each Loan Party and (iii) the Liens granted under the Loan Documents to the Agents to secure the Parallel Debt is granted to the Agents in their capacity as creditors of the Parallel Debt and shall not be held in trust, it being understood that the amount which may become payable by each Loan Party under or pursuant to the Parallel Debt from time to time shall never exceed the aggregate amount which is payable under the relevant Corresponding Obligations from time to time.

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(f) For the purposes of this Section 9.13, each Agent acts in its own name and on behalf of itself (albeit for the benefit of the Lenders and each subsequent maker of any Loan by its making thereof) and not as agent or representative of any of the Lenders and each subsequent maker of any Loan by its making thereof.

(g) To the extent an Agent irrevocably receives any amount in payment of the Parallel Debt (the “Received Amount”), the Corresponding Obligations shall be reduced by an aggregate amount (the “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations.  For the avoidance of doubt, to the extent the Collateral Agent irrevocably receives any amount in payment of the Corresponding Obligations, the Parallel Debt shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt.  All amounts received or recovered by an Agent from or by the enforcement of any security interest granted to secure the Parallel Debt shall be applied in accordance with this Agreement.

(h) Without limiting or affecting any Agent’s rights against the Loan Parties (whether under this Section 9.13 or under any other provision of the Loan Documents), each Loan Party acknowledges that (i) nothing in this Section 9.13 shall impose any obligation on any Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as Lender, and (ii) for the purpose of any vote taken under any Loan Document, such Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender or, if applicable, a Hedge Bank.

ARTICLE X
GUARANTY

10.01 Guaranty.  Each Guarantor hereby, jointly and severally, absolutely and unconditionally guarantees, as a guaranty of payment and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising hereunder or under any other Loan Document or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and prima facie evidence for the purpose of establishing the amount of the Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

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10.02 Rights of Lenders.  Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Agents and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03 Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by Law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04 Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower, any other Loan Party or any other person or entity is joined as a party.

10.05 Subrogation.  Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

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10.06 Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Loan Party is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07 Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, including any obligation of the Borrower or any other Loan Party to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrower or any other Loan Party to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

10.08 Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Borrower or any other Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Secured Parties.

10.09 Condition of Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower, the other Loan Parties and any other guarantor such information concerning the financial condition, business and operations of the Borrower, the other Loan Parties and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower, the other Loan Parties or any other guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.10 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Qualified ECP Guarantor intends this Section 10.10 to constitute, and this Section 10.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

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10.11 Mexican Guarantors.  Each Mexican Guarantor incorporated under the Laws of Mexico hereby unconditionally and irrevocably waives any right to which it may be entitled (including the rights to excusión, orden, división and subrogación), to the extent applicable, under Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2824, 2826, 2827, 2828, 2830, 2835, 2836, 2837, 2838, 2839, 2840, 2842, 2844, 2846, 2847, 2848 and 2849 of the Federal Civil Code (Código Civil Federal) and the corresponding provisions of the Civil Codes of the States of Mexico and the Federal District of Mexico (or any successor provisions).

10.12 Spanish Guarantee Limitations.  The Guarantees and indemnities of each Spanish Guarantor under the Loan Documents shall:

(a) not extend to any obligation incurred by any Loan Party as a result of such Loan Party borrowing (or guaranteeing the borrowing of) funds (but only in respect of those funds) under the Loan Documents for the purpose of:

(i) acquiring quotas (participaciones sociales) representing the share capital of such Spanish Guarantor or shares (acciones) or quotas (participaciones sociales) representing the share capital of a company within its Relevant Group; or

(ii) refinancing a previous debt for the acquisition of quotas (participaciones sociales) representing the share capital of such Spanish Guarantor or shares (acciones) or quotas (participaciones sociales) representing the share capital of a company within its Relevant Group; and

(b) not be deemed undertaken or incurred by a Spanish Guarantor to the extent that the same would constitute unlawful financial assistance under Section 2 of Chapter VI of Title IV of the Spanish Companies Law, and, in that case, all provisions of this Agreement shall be construed accordingly in the sense that, in no case, can any Guarantee or security given by a Spanish Guarantor secure repayment of the abovementioned funds, provided that any Guarantee or security given by a Spanish Guarantor shall benefit such Spanish Guarantor, any of the companies within its Relevant Group or its Relevant Group as a whole.

For the purposes of this Section 10.12, a reference to the “Relevant Group” of a Spanish Guarantor shall mean such Spanish Guarantor and any other companies constituting a group as such term is defined under Article 42 of the Spanish Commercial Code (Código de Comercio). The limitations set forth in this Section 10.12 shall apply mutatis mutandis to any security created by a Spanish Guarantor under the Collateral Documents and to any guarantee, indemnity, any similar obligation resulting in a payment obligation and payment including setoff pursuant to the Loan Documents and made by any Spanish Guarantor.

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ARTICLE XI
MISCELLANEOUS

11.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agents, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive (i) any condition set forth in Section 4.02 or (ii) Section 4.03(e), in each case without the prior written consent of all Tranche B Lenders;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.03 (other than Section 4.03(e)) as to any Borrowing under the Tranche B Facility without the prior written consent of the Required Tranche B Lenders;

(c) waive any condition set forth in Section 4.03 as to any Borrowing under the Tranche A Facility without the prior written consent of the Required Tranche A Lenders;

(d) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(e) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(f) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of (i) the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” (except as otherwise provided in clause (ii) or clause (iii) below) or to waive any obligation of the Borrower to pay interest at the Default Rate pursuant to Section 2.06(b)(iii) or (B) to amend any financial covenant hereunder (or any defined term used therein), (ii) the Required Tranche A Lenders shall be necessary to amend the definition of “Default Rate” insofar as it applies to amounts payable under, or waive any obligation of the Borrower to pay interest at the Default Rate pursuant to, Section 2.06(b)(i) or Section 2.06(b)(ii) with respect to the Tranche A Loans or interest thereon, and (iii) the Required Tranche B Lenders shall be necessary to amend the definition of “Default Rate” insofar as it applies to amounts payable under, or waive any obligation of the Borrower to pay interest at the Default Rate pursuant to, Section 2.06(b)(i) or Section 2.06(b)(ii) with respect to the Tranche B Loans or interest thereon;

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(g) change Section 2.11 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or change (i) Section 8.03 or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.03(b) or Section 2.04(b), respectively, without the written consent of each Lender;

(h) (i) change any provision of this Section 11.01 or the definition of “Required Lenders” without the written consent of each Lender; (ii) change the definition of “Required Tranche A Lenders” without the written consent of each Tranche A Lender; (iii) change the definition of “Required Tranche B Lenders” without the written consent of each Tranche B Lender; or (iv) change any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender affected thereby;

(i) release all or substantially all of the Collateral in any transaction or series of related transactions, except as shall be otherwise provided in any Collateral Document or any other Loan Document, without the written consent of each Lender; provided that, with respect to Collateral Documents that the Lenders are not party to, the Collateral Agent may agree to such an amendment, waiver or consent provided it has received an instruction to do so from the Administrative Agent on behalf of each Lender;

(j) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by an Agent acting alone); or

(k) impose any greater restriction on the ability of any Lender under any Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Tranche A Facility, the Required Tranche A Lenders and (ii) if such Facility is the Tranche B Facility, the Required Tranche B Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (ii) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, all Tranche A Lenders, all Tranche B Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders, all Tranche A Lenders, all Tranche B Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

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If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section 11.13 (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything in this Section 11.01 to the contrary, Schedule 2.01 may be amended and restated pursuant to an Increase Joinder.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally.  Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i) if to the Borrower or any other Loan Party or any Agent, to the address, facsimile number, electronic mail address specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).  Any notice required to be delivered to the Administrative Agent by the Borrower pursuant to Article II (including Committed Loan Notices and prepayment notices) must be faxed to the Administrative Agent at its facsimile number set forth in Schedule 11.02, regardless of whether it is delivered to the Administrative Agent in any other manner permitted under this Section 11.02.

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or an Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet.

(d) Change of Address, Etc.  Each Loan Party and each Agent may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

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(e) Reliance by Agents and Lenders.  The Agents and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the each Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

11.03 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lenders, the Agents and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including, with respect to the Collateral Agent, taking and holding Collateral and perfecting security interests therein) or any amendments, modifications or waivers of or consents to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all documented out‑of‑pocket expenses incurred by any Agent or any Lender (including the documented fees, charges and disbursements of any counsel for any Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents and with respect to the Collateral, including its rights under this Section 11.04, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  The foregoing costs and expenses shall be paid by the Borrower together with any applicable value added taxes.

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(b) Indemnification by the Borrower.  The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; or (z) do not arise from any act or omission by the Borrower or any of its Affiliates and are brought by an Indemnitee against any other Indemnitee (other than losses, claims, damages, liabilities, or related expenses involving claims against any Agent in its capacity as such).  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to any Agent (or any sub-agent thereof) or any Related Party, and without relieving the Borrower of its obligation to do so, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party acting for such Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

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(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments.  All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f) Collateral Agent Priority.  The Collateral Agent may, in priority to any payment to any other Secured Party, indemnify itself from the Collateral in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Section 11.04 and shall have a Lien on the Collateral and the proceeds of the enforcement of the Secured Parties’ security interest in the Collateral for all amounts payable to it hereunder.

(g) Survival.  The agreements in this Section 11.04 and the indemnity provision of Section 11.02(e) shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
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11.06 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$1,000,000 unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed).

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(ii) Proportionate Amounts.  Each total or partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned and as to all or a portion of its rights and obligations among either or both Facilities;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by other subsections of this Section 11.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to an Eligible Assignee that is not a bank, Lender, Affiliate of a Lender or Approved Fund; provided that (x) no such Borrower consent shall be required if an Event of Default has occurred and is continuing at the time of such assignment and (y) the Borrower shall be deemed to have consented unless it has objected by written notice to the Administrative Agent within ten (10) Business Days after having received notice of such assignment; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of US$3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  No assignment under this subsection (b) of Section 11.06 shall be effective until the Administrative Agent has satisfied its “know your customer” requirements with respect to the assignee, and the Administrative Agent shall not be obligated to execute any Assignment and Assumption until such requirements with respect to the assignee have been satisfied, provided that the Administrative Agent shall not unreasonably delay its determination of the satisfaction of “know your customer” requirements.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to any Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(vii) Status of Assignee Lender and Assigning Lender.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(viii) No Increased Costs.  The Borrower shall not be required to pay to the relevant assignee Lender an amount pursuant to Section 3.01 or Section 3.04 in excess of the amount that the Borrower would have been required to pay to the assigning Lender if the relevant assignment had not been made, unless the circumstances giving rise to such greater amount result from a Change in Law or otherwise did not exist at the time of such assignment.  This Section 11.06(b)(viii) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Tranche B Facility.

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(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes and not subject to any fiduciary or other implied duties), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice (but not more frequently than once per calendar month).

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under subsection (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  The foregoing shall not apply in relation to Section 3.01, to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Section 3.01(e)(ix) if the Loan Party making the payment has not made an appropriate DTTP2 filing pursuant to Section 3.01(e)(x) in respect of that Treaty Lender.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07 or (ii) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

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For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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11.10 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g.  “pdf” or “tif”) shall be effective as delivery of an original executed counterpart thereof.

11.11 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

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11.13 Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws;

(e) the Administrative Agent has satisfied its “know your customer” requirements with respect to the applicable assignee, provided that the Administrative Agent shall not unreasonably delay its determination of the satisfaction of “know your customer” requirements; and

(f) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT AND THE NOTES AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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(b) SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY NOTE OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 11.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  The Borrower and each other Loan Party hereby irrevocably designates, appoints and empowers CT Corporation, with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, Unites States of America, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, complaints, notices and documents which may be served in any action or proceeding arising out of or relating to this Agreement.  Such service may be made by mailing or delivering a copy of such process to the applicable Loan Party in care of the Process Agent at the Process Agent’s address.  If for any reason the Process Agent shall cease to act as such for the Borrower, the Borrower hereby agrees to designate a new designee, appointee and agent in New York City, State of New York, United States on the same terms and for the purposes of this Section 11.14 reasonably satisfactory to the Required Lenders.  Notwithstanding the designation, appointment and empowerment of the Process Agent as herein set forth, each of the Borrower and each other Loan Party irrevocably consents to service of process in the manner provided for notices in Section 11.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

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11.15 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 Special Provisions Regarding Enforcement Under the Laws of Spain.

(a) Administrative Agent Accounting.  For the purposes of Article 572 of the Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil), the Administrative Agent, in its capacity as such (and on behalf of each Secured Party), shall open and maintain in its book a special credit account for each Secured Party.  In each of such accounts the Administrative Agent shall debit the amounts owed by a Loan Party to a Secured Party, including the interest, fees, expenses, default interest, additional costs and any other amounts that are payable by a Loan Party pursuant to a Loan Document.  Likewise, all amounts received by the Administrative Agent from a Loan Party pursuant a Loan Document shall be credited in that account, so that the sum of the balance of the credit account represents the amount owed by a Loan Party to a Secured Party at any time.

(b) Individual Account of Each Secured Party.  In addition to the special unified account referred to in Section 11.16(a) above, each Secured Party shall open and maintain in its books a special credit account from which the interest, fees, expenses, default interest, additional costs and any other amounts that a Loan Party owes to such Secured Party hereunder shall be debited and in which all amounts received by the Secured Party from any Loan Party under the relevant Loan Document shall be credited.

(c) Determination of Balance Due Upon Enforcement Before Spanish Courts.

(i) In the event of enforcement of a Loan Document before the Spanish courts, the Administrative Agent (on behalf of the Secured Parties) shall settle the credit accounts referred to above in this Section 11.16. It is expressly agreed for purposes of enforceability via judicial or out-of-court methods pursuant to Spanish Law that the balance due from the accounts referred to in this Section 11.16 resulting from the certificate issued for such purpose by the Administrative Agent shall be deemed a liquid, due and payable amount enforceable against a Loan Party, provided that it is evidenced in a notarial document that the settlement was made in the form agreed to by the parties in the enforceable instrument documenting this Agreement (título ejecutivo) and that the balance due matches with the balance that appears in the corresponding open account of the Secured Party in connection to the relevant Loan Document.

134	Abengoa Yield – Amended and Restated
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(ii) The Administrative Agent shall previously notify the relevant Loan Party of the amount due as a result of the settlement.

(d) Enforcement Before the Spanish Courts.

(i) In the event that a Secured Party decides, for the purposes of the enforcement of a Loan Document (that has been raised to the status of public document in Spain) before the Spanish courts, to commence the ordinary enforcement proceeding set forth in Articles 517 et seq., of the Spanish Law of Civil Procedure, the parties expressly agree for purposes of Article 571 et seq., of such Spanish Law of Civil Procedure that the settlement to determine the summarily enforceable debt be made by the Administrative Agent (on behalf of the corresponding Secured Party).  Therefore, the following will be sufficient for the commencement of the summary proceedings:  (A) the notarial deed (escritura de elevación a público) evidencing this Agreement (or the relevant Loan Document that has been raised to the status of public document in Spain); (B) a certificate, issued by the Administrative Agent, of the debt for which the Loan Party is liable, as well as the extract of the debit and credit entries and the entries corresponding to the application of interest that determines the actual balance for which enforcement is requested and the document providing evidence (documento fehaciente) that the settlement of the debt has been carried out in the form agreed to in this Agreement; and (C) a notarial document providing evidence of the prior notice to the Loan Party of the amount due as a result of the settlement.

(ii) The Loan Party shall bear all Taxes, expenses and duties accruing or that are incurred on by reason of the notarial instruments referred to in the previous paragraph.

(iii) To the extent that the Laws of Spain do not contemplate the enforcement of Collateral by a collateral agent, security agent or other agent, references in this Agreement to the enforcement of any Collateral Document governed by the Laws of Spain by the Collateral Agent shall be deemed to refer to enforcement of such Collateral Document by the Secured Parties.

11.17 Judgment Currency.

(a) Obligation to Pay in Dollars.  The Loan Parties’ obligations under this Agreement or any of the other Loan Documents to make payment in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt of the full amount of the Obligation Currency expressed to be payable under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange at which HSBC could purchase Dollars with such Judgment Currency in accordance with normal banking procedures in New York City, State of New York, United States, with respect to Dollars as of the day (or, if such day is not a Business Day, on the next succeeding Business Day) on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

135	Abengoa Yield – Amended and Restated
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(b) Additional Amounts.  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due from a Loan Party, such Loan Party covenants, to the extent permitted by applicable Law, to pay, or cause to be paid, such additional amounts, if any (but, in any event, not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the applicable rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award against it at the rate of exchange prevailing on the Judgment Currency Conversion Date.  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due that results in the Borrower paying an amount in excess of that necessary to discharge or satisfy any judgment against it, the Secured Party receiving such excess shall transfer or cause to be transferred to the Borrower the amount of such excess (net of any Taxes and reasonable and customary costs incurred in connection therewith).

(c) Determination of Amount.  For purposes of determining the applicable currency equivalent or other rate of exchange under this Section 11.17, such amount shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

11.18 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i)(A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s‑length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Agents, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the Loan Parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates or any other Person and (B) neither any Agent, any Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither any Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates.  To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

136	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

11.19 Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, Committed Loan Notices, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.20 USA PATRIOT Act.  Each Secured Party that is subject to the Patriot Act (in the case of each Agent, for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.  The Borrower shall, promptly following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act.

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137	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ABENGOA YIELD PLC,
as Borrower

By:	/s/ Javier Garoz Neira
	Name:	Javier Garoz Neira
	Title:	CEO

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ABENGOA CONCESSIONS INFRASTRUCTURES, S.L.U., as Guarantor

By:	/s/ Javier Garoz Neira
	Name:	Javier Garoz Neira
	Title:	Representative

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ABENGOA CONCESSIONS PERU S.A.,
as Guarantor

By:	/s/ Carlos Colón Lasso de la Vega
	Name:	Carlos Colón Lasso de la Vega
	Title:	Representative

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ACT HOLDING, S.A. de C.V.,
as Guarantor

By:	/s/ Javier Garoz Neira
	Name:	Javier Garoz Neira
	Title:	Representative

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ABENGOA SOLAR HOLDINGS USA INC.,
as Guarantor

By:	/s/ Javier Garoz Neira
	Name:	Javier Garoz Neira
	Title:	Representative

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ABENGOA SOLAR US HOLDINGS INC.,
as Guarantor

By:	/s/ Javier Garoz Neira
	Name:	Javier Garoz Neira
	Title:	Representative

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

HSBC BANK PLC,
as Administrative Agent

By:	/s/ Mathias Kocher
	Name:	Mathias Kocher
	Title:	Authorised Signatory

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED,
as Collateral Agent

By:	/s/ Françoise Rivière
	Name:	Françoise Rivière
	Title:	Authorised Signatory

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

BANK OF AMERICA, N.A.,
as Tranche B Arranger and Global Coordinator

By:	/s/ Patrick Engel
	Name:	Patrick Engel
	Title:	Director

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

BANCO SANTANDER, S.A.
as Tranche B Arranger

By:	/s/ Raul Fernandez
	Name:	Raul Fernandez
	Title:	Syndicated Loans

By:	/s/ Jacobo Alvarado
	Name:	Jacobo Alvarado
	Title:	Vice President

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

BARCLAYS BANK PLC,
as Tranche B Arranger

By:	/s/ Craig Malloy
	Name:	Craig Malloy
	Title:	Director

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

CITIBANK, N.A., LONDON BRANCH,
as Tranche B Arranger

By:	/s/ Leslie Rubio
	Name:	Leslie Rubio
	Title:	Managing Director

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

HSBC BANK PLC,
as Tranche B Arranger

By:	/s/ Guy Jolly
	Name:	Guy Jolly
	Title:	Vice President

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ROYAL BANK OF CANADA,
as Tranche B Arranger

By:	/s/ Robert Bell
	Name:	Robert Bell
	Title:	Authorised Signatory

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

BANK OF AMERICA, N.A.,
as Tranche A Lender and Tranche B Lender

By:	/s/ Patrick Engel
	Name:	Patrick Engel
	Title:	Director

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

BANCO SANTANDER, S.A.,
as Tranche A and Tranche B Lender

By:	/s/ Rafael Land
	Name:	Rafael Land
	Title:	Managing Director

By:	/s/ Ignacio Verdes
	Name:	Ignacio Verdes
	Title:	Executive Director

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

CITIBANK, N.A., LONDON BRANCH,
as Tranche A and Tranche B Lender

By:	/s/ Jesus Casas-Cardenal
	Name:	Jesus Casas-Cardenal
	Title:	Legal Counsel

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

HSBC BANK PLC, SUCURSAL EN ESPAÑA,
as Tranche A and Tranche B Lender

By:	/s/ Paco Neira
	Name:	Paco Neira
	Title:	Head of Corporate Banking

By:	/s/ Olga Asensio
	Name:	Olga Asensio
	Title:	Head of International CNB Spain

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

ROYAL BANK OF CANADA,
as Tranche A Lender and Tranche B Lender

By:	/s/ Robert Bell
	Name:	Robert Bell
	Title:	Authorised Signatory

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

BARCLAYS BANK PLC,
as Tranche B Lender

By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

[Signature Page]	Abengoa Yield – Amended and Restated
Credit and Guaranty Agreement

SCHEDULE 2.01

COMMITMENTS, APPLICABLE PERCENTAGES
AND HMRC DT TREATY PASSPORT SCHEME INFORMATION

TRANCHE A FACILITY

TRANCHE A LENDER	APPLICABLE PERCENTAGE	TRANCHE A COMMITMENT
Banco Santander, S.A.	20.000000000%	US$25,000,000
Bank of America, N.A.	20.000000000%	US$25,000,000
Citibank, N.A., London Branch	20.000000000%	US$25,000,000
HSBC Bank plc, Sucursal en España	20.000000000%	US$25,000,000
Royal Bank of Canada	20.000000000%	US$25,000,000
TOTAL	100.000000000%	US$125,000,000

TRANCHE B FACILITY

TRANCHE B LENDER	APPLICABLE PERCENTAGE	TRANCHE B COMMITMENT
Barclays Bank PLC	22.000000000%	US$55,000,000
Bank of America, N.A.	20.000000000%	US$50,000,000
Citibank, N.A., London Branch	20.000000000%	US$50,000,000
Royal Bank of Canada	20.000000000%	US$50,000,000
HSBC Bank plc, Sucursal en España	12.000000000%	US$30,000,000
Banco Santander, S.A.	6.000000000%	US$15,000,000
TOTAL	100.000000000%	US$250,000,000

Abengoa Yield
Amended and Restated Credit and Guaranty Agreement – Schedules

COMMITMENTS, APPLICABLE PERCENTAGES
AND HMRC DT TREATY PASSPORT SCHEME INFORMATION

LENDER	HMRC DT TREATY PASSPORT SCHEME REFERENCE NUMBER	JURISDICTION OF TAX RESIDENCE
Banco Santander, S.A.	N/A	N/A
Bank of America, N.A.	13/B/7418/DTTP	United States
Barclays Bank PLC	N/A	N/A
Citibank, N.A., London Branch	N/A	N/A
HSBC Bank plc, Sucursal en España	N/A	N/A
Royal Bank of Canada	N/A	N/A

Abengoa Yield
Amended and Restated Credit and Guaranty Agreement – Schedules

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Abengoa Yield plc
Great West House, GW1, 17th Floor
Great West Road
Brentford, TW8 9DF, United Kingdom.
Attention: Marta Jorge García-Inés
Telephone: +34 954 93 71 11
Electronic Mail: marta.jorge@abengoayield.com

OTHER LOAN PARTIES:

Abengoa Concessions Infrastructures, S.L.U.
Campus Palmas Altas
Calle Energía Solar nº 1
41014 Sevilla, España
Attention: Marta Jorge García-Inés
Telephone: +34 954 93 71 11
Electronic Mail: marta.jorge@abengoayield.com

Abengoa Concessions Peru S.A.
Av. Canaval y Moreyra N° 562
San Isidro-Lima, Peru
Attention: Martín Paco Solimano
Telephone: +34 954 93 71 11
Electronic Mail: mpaco@abengoa.com

ACT Holding, S.A. de C.V.
Bahía de Santa Bárbara #174
Col. Verónica Anzures
C.P.11300 México DF
Attention: Javier Muro Gagliardi
Telephone: +34 954 93 71 11
Electronic Mail: jmuro@abengoayield.com

Abengoa Solar Holdings USA Inc.
National Corporate Research, Ltd.
615 South DuPont Highway
Dover, Delaware 19901
Attention: Emiliano Garcia Sanz
Telephone: +34 954 93 71 11
Electronic Mail: emiliano.garcia@abengoayield.com

Abengoa Yield
Amended and Restated Credit and Guaranty Agreement – Schedules

Abengoa Solar US Holdings Inc.
National Corporate Research, Ltd.
615 South DuPont Highway
Dover, Delaware 19901
Attention: Emiliano Garcia Sanz
Telephone: +34 954 93 71 11
Electronic Mail: emiliano.garcia@abengoayield.com

ADMINISTRATIVE AGENT:

HSBC Bank plc
Corporate Trust & Loan Agency, Level 27
8 Canada Square
London E14 5HQ United Kingdom
Attention:	Loan Agency Operations
Facsimile:	+44 (0) 20 7991 4347

COLLATERAL AGENT:

HSBC Corporate Trustee Company (UK) Limited
Corporate Trust & Loan Agency, Level 27
8 Canada Square
London E14 5HQ United Kingdom
Attention:	CTLA Trustee Services Administration
Facsimile:	+44 (0) 20 7991 4350
Electronic Mail: ctla.trustee.admin@hsbc.com

Abengoa Yield
Amended and Restated Credit and Guaranty Agreement – Schedules